UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10/A
Amendment No. 1 to Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

ESCONDIDO INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0758362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1166 East Warner Road Suite 101-B Gilbert, Arizona	85296
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (602) 743-7796

Copies of Communications to:
Stephen R. Boatwright, Esq.
Gallagher & Kennedy P.A.
2575 E. Camelback Road
Phoenix, AZ 85016
(602) 530-5000
Fax (602) 248-5800

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

●	our ability to diversify our operations;
●	our ability to implement our business plan;
●	our ability to attract key personnel;
●	our ability to operate profitably;
●	our ability to efficiently and effectively finance our operations;
●	inability to achieve future sales levels or other operating results;
●	inability to efficiently manage our operations;
●
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	deterioration in general or regional economic conditions;
●	changes in U.S. GAAP or in the legal, regulatory, and legislative environments in the markets in which we operate;
●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors.” Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we,” “our,” “us,” “Escondido Innovations,” “Escondido,” the “Company,” and similar terms refer to Escondido Innovations, Inc. and its wholly-owned subsidiary, unless the context indicates otherwise.

ITEM 1: BUSINESS.

Company History

The Company was organized in Delaware on July 10, 2007, following a Plan of Reorganization issued by the U.S. Bankruptcy Court for the District of Arizona following Chapter 11 proceedings involving debtor Integrated Information Systems, Inc. The Company was formed to hold certain intellectual property rights of Integrated Information Systems, Inc. that were assigned to the Company pursuant to the Plan of Reorganization. These intellectual property rights are no longer in use or have value.

Following the reorganization, 30,000,000 shares of common stock of the Company, which constituted a controlling interest, were acquired by Mr. Michael J. Witherill in 2009 through a wholly owned LLC, IPO Direct, LLC. In November 2016, the Company formed three wholly-owned subsidiaries in the State of Delaware – MJW Media, Inc. (“MJW”), MJW Music, Inc. (“MJWM”), and MJW Television Inc. (“MJWT”). In November 2016, MJW merged with MJW Media, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with MJW being the surviving entity, and MJWM merged with MJW Music, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with MJWM being the surviving entity. The Company currently has three wholly owned subsidiaries: MJW, MJWM, and MJWT.

Principal Products and Business Strategy

The business of the Company is to operate our three subsidiaries, MJW, MJWM, and MJWT. MJW and MJWT intend to produce, distribute, and market feature-length films, television series and mini-series, and television movies, from initial creative development through principal photography, postproduction, distribution, and ancillary sales. MJWM intends to locate talented music artists and obtain contracts with them to market and promote their music. The Company’s CEO and CFO have experience in the motion picture production and music production industries, including co-producing, through a company called MJW Films, LLC (which is not owned by the Company), and the popular box office motion picture entitled “John Wick,” which starred Keanu Reeves. Building on our management’s recent success in producing “John Wick,” the Company believes there is a market for smaller motion picture producers.

The business strategy of MJW, either directly or through subsidiary entities, is to enter into contracts with well-known actors and actresses, acquire scripts able to attract large audiences that have been overlooked by blockbuster producers, focus on cost control measures, obtain favorable tax credits and financing opportunities, and enter into joint ventures to allocate some of our costs for distribution to large companies. Unlike many smaller producers, MJW is not targeting “artsy” niche markets but films that appeal to a wide audience. The Company’s business plan as an independent film producer is to fully leverage all of its guaranteed contracts that it negotiates upfront for a film to be produced. This strategy permits the Company to raise less equity capital and obtain short term bridge loans thereby permitting much larger budgets than historically could be obtained by independent film producers. Management believes this strategy enables the Company to produce films with budgets of up to $30 million instead of $10 million or less. This strategy also permits the Company to forego the risks associated with a speculative movie venture which may or may not repay its funding sources by pre-selling contracts to distributors such as Netflix who are looking for content to reach its viewers. The Company can also determine whether to sell its domestic or international rights to another production company if unanticipated cash needs develop while in production. The officers of the company, Mr. Witherill and Mr. Glassgow, have produced a variety of films over the past 6 years. In that process they have developed significant relations with the three top major film talent agencies: Creative Artists Agency, William Morris Endeavor, and United Talent Agency. We expect to utilize the contacts, along with compelling scripts and subject matter, to attract well-known talent. Talent used, among others, in the movies previously produced by Mr. Witherill and Mr. Glassgow include Ed Harris, Amy Madigan, Eva Longoria, Olivia Wilde, Jack Johnson, Anna Kendrick, Thomas Hayden Church, Terrance Howard, Ashanti Douglas and Keanu Reeves.

We are currently focused primarily on two films, which are in very different stages of their life cycles. The film “Stuck” has already been produced by an affiliate company MJW Films, LLC, the corporation that produced “John Wick.” While the Company does not own MJW Films, LLC, it does have the right for royalties on the music of the Stuck film and is in negotiation to obtain approximately 27% of this film for a purchase price of $3.8 million. However, there is no assurance that this acquisition of a portion of this film by the Company will be consummated and is dependent on financing. As of the date of this Form 10, management believes this film will have a distribution agreement in place providing for viewing on over 1,500 screens.

The second movie we are focused on producing is “The Manuscript,” in which Morgan Freeman will play a lead role and Scott Eastwood will also appear. In January 2018 the Company terminated an agreement with a director of The Manuscript and in February 2018, through its subsidiary The Manuscript Productions, LLC, entered into an agreement with acclaimed director Nick Cassavetes to serve as the replacement director. The budget for the film was originally $22 million but is now anticipated to be $17.8 million. In addition to a secured note already obtained from an affiliate of two members of our Board of Directors, we intend to get additional funding from the commercial lenders who have financed our projects in the past but have not negotiated any lending arrangements with these financing sources yet, and there is no assurance as to if and when we will obtain this financing. The Company has extended the pre-production restart of The Manuscript from January 2018 to April 2018.

Typically, MJW will form a special purpose subsidiary entity for each film project. The Company’s recent activities include:

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MJW, through a wholly-owned subsidiary called Matefinder Productions, LLC, has acquired the motion picture rights to the Matefinder series, recently at the top of the Amazon self-published book list. The Matefinder franchise consists of three books. MJW has hired a screenwriter to write a screenplay based on the first book in the series. The project is currently in development.

●	MJW has formed a wholly-owned subsidiary called Child Support Productions, LLC, through which it is developing a film project called “Child Support.”
●
MJW Films, LLC (which is not owned by the Company) formed two subsidiaries, one called Stuck Productions, LLC, for the development of the film “Stuck,” and the other called Cardboard Productions, LLC, for the development of a film currently titled “Cardboard Boxer.” MJW has entered into Producer Agreements with the two subsidiaries of MJW Films, LLC, to provide the producing services of Mr. Witherill and MJWM entered into a music production agreement with Stuck Productions, LLC to produce music for the film.

●
MJW has formed subsidiaries called The Manuscript Productions, LLC, and Manuscript Movie, LLC, for the financing and co-production of a film project currently titled The Manuscript, in which Morgan Freeman will play a lead role and Scott Eastwood will also appear. MJW has entered into a term sheet with Zero Gravity Management for the co-production of the project and has entered into an agreement with Idc2, Inc. for the services of Nick Cassavetes to direct the film. The project is currently scheduled for production in April 2018. MJWM is expected to enter into an agreement to produce music for this project.

MJW does not intend to be the distributor of its films. Instead, MJW will enter into agreements with film distribution companies, and MJW and the distributors will share in the revenue streams stemming from the productions in accordance with the terms of the individual distribution agreements. We have not yet entered into any such agreements.

The business strategy of MJWT, either directly or through subsidiary entities, is to enter into contracts with writers and other artists to develop and produce television programming. MJWT intends to enter into agreements with television distributors to help finance its production costs. Currently MJWT has four television series in development, and has an agreement with a television writer in place. A pilot teleplay has been written for one of the series in development. Treatments have been written for the other three. No payments have been made or are due for these four television projects. MJWT is approaching distributors such as Netflix to seek distribution and financing for its television projects.

The business strategy of MJWM is to develop, produce, license, market, and distribute recorded music worldwide either directly or through license agreements. MJWM may also license its songs and recording copyrights to others for printed music, records, audio-visual devices, public performances, and digital distribution. MJWM has produced and licensed eleven songs and has a music composure agreement for the production of another 17 songs. MJWM also has an agreement in place with a talented musical artist. So far 8 songs by have been produced, with 2 in production, and MJWM has an option for 10 more. MJWM may also produce music for motion pictures, including those produced by MJW.

All three subsidiaries are targeting both the domestic and overseas market.

Thus far, the Company or its subsidiaries have entered into the following material contracts in furtherance of our business strategy:

●
A Producer Agreement between MJW and Cardboard Productions, LLC, dated as of November 21, 2013, by which MJW furnished the services of Mr. Witherill to Cardboard Productions, LLC as a producer for the film “Cardboard Boxer.” This project is now complete. The Company may receive revenue in the future based on revenue generated by the film.
●
A Producer Agreement between MJW and Stuck Productions, LLC, dated as of June 16, 2014, by which MJW furnished the services of Mr. Witherill to Stuck Productions, LLC as a producer for the film Stuck. This project is now complete. The Company may receive revenue in the future based on revenue generated by the film.
●
An Agreement between MJWM and Stuck Subway Movie, Inc., dated as of May 6, 2014, by which MJWM wrote and produced music for the film Stuck. This project is now complete. The Company may receive revenue in the future based on revenue generated by the film or its music.
●
An Option/Purchase Agreement between MJW and Leia Kaushik, dated as of September 14, 2015, by which MJW was granted the option for a period of 18 months to acquire rights to three books in the Matefinder series. The parties then entered into a Short Form Option Extension extending the option period for an additional 2 years. MJW paid a total of $30,000 for the option rights, including $20,000 for the extension, of which $20,000 is still an outstanding payable as of December 31, 2017. The purchase price for the rights upon exercise of the option is 3% of the all-in budget of the initial Matefinder film, with a minimum of $500,000. Ms. Kaushik will also receive 3% of the profits of the initial film, plus a merchandising royalty. Additional payments will be made in the event sequels or prequels are produced.
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A Memorandum of Understanding between Mr. Witherill, acting on behalf of MJW, and Pete Rosen, dated February 2, 2016, whereby Mr. Rosen will write screenplays for the Matefinder trilogy of books. The writing fee for Book 1 is $50,000, plus 1% of the total budget of the film, but no less than $150,000 and no more than $500,000 (and if $500,000 is paid, then Mr. Rosen will repay the original $50,000 fee). All but $1,650 has been paid as of December 31, 2017. The writing fee for Book 2 is $75,000, plus 1% of the total budget of the film, but no less than $200,000 and no more than $550,000 (and if $550,000 is paid, then Mr. Rosen will repay the original $75,000 fee). The writing fee for Book 3 is $100,000, plus 1% of the total budget of the film, but no less than $200,000 and no more than $600,000 (and if $600,000 is paid, then Mr. Rosen will repay the original $100,000 fee). Mr. Rosen will also receive 2% of net profits of the films.
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A Screenplay Option/Purchase Agreement between MJW and Pete Rosen and Gary Bowen, dated as of August 1, 2016, by which MJW was granted the option for a period of 12 months with an optional 12 month extension (which the Company exercised) to acquire rights to a screenplay entitled “Child Support.” The price for the initial option was $2,000, and the price for the extension was $20,000; $10,000 of the extension price is still owing as of December 31, 2017. The purchase price for the rights upon exercise of the option is 2.25% of the direct cost budget of the film, with a minimum of $250,000 and a maximum of $750,000. The writers will also receive 2.5% of net proceeds of the films, plus $80,000 to perform a guaranteed first rewrite.
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A Theatrical Writer’s Agreement between Child Support Productions, LLC and Ben Bolea, dated as of February 6, 2017, by which Mr. Bolea will write one re-write and one optional polish of the screenplay “Child Support.” Mr. Bolea will be paid $75,000 for the writing and $25,000 for the polish, plus 5% of the net proceeds from the film, and a production bonus of between $75,000 and $150,000. Thus far, the Company has paid $37,500 to Mr. Bolea. Mr. Bolea has not yet completed the screenplay and is currently in breach of this agreement.
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A Sales Agency Agreement between Highland Film Group, LLC and Child Support Productions LLC, dated October 24, 2016, by which Highland Film Group is engaged as exclusive worldwide sales agent for the film “Child Support” to procure and sign on behalf of MJW licensing agreement with third party distributors. Highland Film Group will receive a sales agent fee of 5% of gross receipts derived from licensing agreements procured throughout U.S. territory and 5% of gross receipts derived from foreign licensing agreements (with an additional fee in the event it procures sales in excess of 110% of the film’s bonded budget). Additional fees will be paid in the event Highland Film Group procures any financing from a third party for the film production. Highland Film Group will also be paid a one time overhead charge of $150,000, and is entitled to recoup expenses up to $75,000.

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In August 2017, we negotiated a short term note with Scott Archer and David Coia for approximately $1,995,000. Interest on that note was a flat 20%. In addition, the terms of the note included a clause whereby the noteholders were to receive 10% of the Company’s gross income from the movie The Manuscript. If the note was not paid by February 8, 2018, the noteholders would have received the 20% interest payment plus 5% per month interest from February 8, 2018, until the note and accrued interest was paid in full and the percentage participation in total income from The Manuscript increased to 50%. On December 28, 2017, we and our subsidiary The Manuscript Productions, LLC entered into a secured note to finance up to approximately $2.75 million for this movie pursuant to an Amended and Restated Loan Agreement entered into with STADSC, LLC (an affiliate of Scott Archer and David Coia), as lender. This Amended and Restated Loan Agreement replaced the short term note described above. A fixed interest charge of $599,159 is due on this loan. If the loan has not been paid in full by March 28, 2018, then the principal and the fixed interest charge will each begin accruing interest at a rate of 2.5% per month. The Company does not expect to pay the loan in full by March 28, 2018. Additionally, the Company will pay the lenders, as interest, 50% of the Company’s net profit participation in The Manuscript from and after August 21, 2017. However, the parties have also executed a Repurchase Option providing that if the loan is paid in full before March 28, 2018, then the Company and The Manuscript Productions, LLC have the option to purchase, for a price of $4,000,000, 40% of the 50% of the net profit participation paid to the lenders as interest, reducing the lender’s net profit participation to 10%. In conjunction with this loan, the parties have also executed a Line of Credit Note, three Security Agreements, a Tax Credit Pledge and Security Agreement, a Net Profit Participation Agreement and Assignment, a Copyright Assignment Agreement. The Company, however, does not anticipate paying the loan in full before March 28, 2018. Additionally, Mike Witherill, his wife Debbie Rasmussen, Aaron Klusman, his wife Sarah Klusman, and the Company executed a Guaranty guaranteeing repayment of this secured note.
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A Term Sheet for The Manuscript between MJW and Zero Gravity Management, dated February 21, 2017, for the financing and co-production of the film The Manuscript. MJW will act as financier and producer of the film. The parties will split the producer’s 50 point net profit pool equally, and MJW will own all 50 investor net profit pool points. The parties will each receive a 5% producer fee upfront with a floor of $750,000 and a ceiling of $1,500,000, plus a deferral fee equal to the difference between the collected upfront fee and $1,500,000 if the upfront fee is less than $1,500,000. MJW will also receive a 4% financing fee, with 1% deferred. The 3% upfront financing fee is capped at $500,000. MJW recently optioned 40% of its 50% upside in this film to Messrs. Archer and Coia as described above.
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An Attachment/Hold Agreement between The Manuscript Productions, LLC and Idc2, Inc, f/s/o Nick Cassavetes, dated as of February 2, 2018, for Mr. Cassavetes to direct The Manuscript. Mr. Cassavetes will be paid $2,000,000 for his services, of which $250,000 was paid upon execution of the agreement and $250,000 is currently due at the end of May, 2018. This due date is subject to additional extension on a day-for-day basis for each day a rewrite of the film is not completed by February 28, 2018. The remaining portion is due upon achieving certain milestones during the film production process. Mr. Cassavetes is also entitled to receive 7.5% of the net profits of the film as well as various bonuses in the event the film reaches certain box office milestones or is nominated for or wins certain awards.
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A Sales Agency Agreement between MJW and Highland Film Group, LLC, dated July 19, 2017, by which Highland Film Group is engaged as exclusive worldwide sales agent for the film The Manuscript to procure and sign on behalf of MJW licensing agreements with third party distributors. Highland Film Group will receive a sales agent fee of 5% of gross receipts derived from licensing agreements procured throughout U.S. territory and 12.5% of gross receipts derived from foreign licensing agreements (with 7.5% of the foreign sales fee deferred until the primary lender has recouped its investment and all fees and costs). Additional fees will be paid in the event Highland Film Group procures any financing from a third party for the film production. Highland Film Group will also be paid a one time overhead charge of $150,000, and is entitled to recoup expenses up to $75,000.
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A Music Recording Contract between MJWM and McKenna Breinholt, dated August 19, 2016, by which Ms. Breinholt will record a minimum of 10 songs to be produced by MJWM. Ms. Breinholt will receive $2,500 per song plus a 10% royalty on all revenue streams, as well as $1,000 per day if music videos are produced. MJWM has the right to produce 10 additional songs under the same terms except that Ms. Breinholt will be paid $3,250 per song and an 11% royalty.
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An unsecured promissory note with Aaron Klusman which documentation is pending for a loan of $250,000 due on December 28, 2018. A fixed interest charge of $50,000 was due and has been paid on this loan in addition to $50,000 of principal.

We intend to grow and diversify our portfolio of content to capitalize on demand from emerging and traditional platforms throughout the world. We maintain a disciplined approach to acquisition, production, and distribution of product, by balancing our financial risks against the probability of commercial success for each project. We pursue the same disciplined approach to investments in, and acquisition of, libraries and other assets complementary to our business. We believe that our strategic focus on content and creation of innovative content distribution strategies will enhance our competitive position in the industry, ensure optimal use of our capital, build a diversified foundation for future growth, and generate significant long-term value for our shareholders.

Operations Funding

Our current monthly expenses for operations (excluding funds needed to produce film and television projects) is estimated to be over $200,000, which will come from a variety of sources. Additionally, the Company owes approximately $107,000 in past-due payroll taxes to the Internal Revenue Service and the State of Arizona. These funds have come from our investors, and as each film project also provides funds from the film budget to support our operating expenses. We expect to receive producer fees that will range from $500,000 to $750,000 per film. We will also receive a facilitation fee of 4% of the film’s budget per film. These funds will be received over the production period of the film. Finally we plan to raise additional equity funds through common stock sales approximating $10,000,000 over the next twelve months but there is no assurance that this will occur. Upon completion of our films, we expect to receive initial revenues from the domestic and foreign distribution contracts, including the initial money guaranteed contracts.

Although the Company acquired its operating subsidiaries as of November 2016, it did not receive sufficient financing to produce movies until the fall of 2017 when it obtained financing from two of its directors and also obtained the rights to produce the movie The Manuscript in exchange for a nominal payment. The Manuscript is scheduled for production in April 2018 and its primary star is Morgan Freeman. Morgan Freeman has been paid fifty percent (50%) of his fee already for his role in the movie and is as of January 31, 2018 a payment of $1,250,000 is due to Mr. Freeman, but management believes this amount will now be due in April 2018, when production commences. Nick Cassavetes has been paid $250,000 for his services as a director, and $250,000 is due on April 30, 2018, subject to additional extended due dates. The remaining portion of his fee is due upon achieving certain milestones during the film production process.

Project Funding

Our film projects will generally be funded through a variety of techniques. The films we produce will include a star cast and a compelling script. We will use our sales agents to pre-sell our foreign distribution rights which will include money guarantees from the distributors. In addition, our sales agents will secure domestic right pre-sales through backstop (floor amount) agreements or direct distribution agreements with money guarantees. Finally, we will produce films in states that provide significant tax incentive rebates. In total, these agreements together with the tax incentives generally provide security for bank financing at 80% to 90% of contract and tax incentive value. Our expectation is that the bank loans, the pre-sale agreements, and tax incentive assignment will provide funds sufficient to fully fund the project cost.

In some cases, while the funds may be sufficient to fully produce the project, there may be a timing difference between obtaining the funds and the timing needed to complete the project. In such cases, there are number of film project lenders that will provide temporary funding until a senior lender can provide complete funding of the film.

Industry Background

As a film, television, and music production company, we participate in a competitive and ever-changing industry. The following provides an overview of the media industry in which we compete, including discussion of the various markets, production and distribution methods, and some of the challenges that we, along with any other similar media enterprise, must navigate.

The Feature Film Industry

The feature film industry encompasses the development, production, and exhibition of feature-length motion pictures and their subsequent distribution in the home video, television, and other ancillary markets. The major studios dominate the industry, some of which have divisions that are promoted as “independent” distributors of motion pictures, including Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, and Metro-Goldwyn-Mayer Inc. In recent years, however, true “independent” motion picture production and distribution companies have played an important role in the production of motion pictures for the worldwide feature film market.

Independent Feature Film Production and Financing

Generally, independent production companies do not have access to the extensive capital required to make big budget motion pictures, such as the “blockbuster” product produced by the major studios. They also do not have the capital necessary to maintain the substantial overhead that is typical of such studios’ operations. Independent producers target their product at specialized markets and usually produce motion pictures with budgets lower than those of films produced by major studios. Generally, independent producers do not maintain significant infrastructure. They instead hire only creative and other production personnel and retain the other elements required for development, preproduction, principal photography, and post-production activities on a project-by-project basis. Also, independent production companies typically finance their production activities from bank loans, pre-sales, equity offerings, co-productions, and joint ventures rather than out of operating cash flow. They generally complete financing of an independent motion picture prior to commencement of principal photography to minimize risk of loss.

Independent Feature Film Distribution

Motion picture distribution encompasses the exploitation of motion pictures in theatres and in markets, such as the home video, pay-per-view, pay television, free television and ancillary markets, such as hotels, airlines and streaming films on the Internet. Independent producers do not typically have distribution capabilities and rely instead on pre-sales to North American and international distributors. Generally, the local distributor will acquire distribution rights for a motion picture in one or more of the aforementioned distribution channels from an independent producer. The local distributor will agree to advance the producer a non-refundable minimum guarantee. The local distributor will then generally receive a distribution fee of between 20% and 35% of receipts, while the producer will receive a portion of gross receipts in excess of the distribution fees, distribution expenses, and monies retained by exhibitors. The local distributor and theatrical exhibitor generally will enter into an arrangement providing for the exhibitor’s payment to the distributor of a percentage (generally 40% to 50%) of the box-office receipts for the exhibition period, depending upon the success of the motion picture.

The Television Industry

The North American television industry serves the largest broadcast market in the world, with a population of more than 300 million people and more than 120 million homes. Historically, the North American market has been the source of the major portion of the revenues earned by television producers. However, the broadcasting and cable television markets outside North America have grown in recent years through the privatization of broadcasting systems, the proliferation of broadcast licenses, and the introduction of sophisticated delivery technology, such as cable and satellite transmission systems. This growth has led to a higher proportion of revenues from international markets. Generally, a production company will license the right to broadcast a program to a combination of United States, Canadian, and international broadcasters, including free television and cable networks or individual television stations in the first run syndication market. After the initial network, cable licensing, or first run syndication period, the production company will make the program available for further commercial exploitation on cable and/or in syndication.

The Music Industry

Recorded music is one of the primary mediums of entertainment for consumers worldwide. Over time, major recorded music companies have built significant recorded music catalogs, which are long-lived assets that are exploited year after year. The sale of catalog material is typically more profitable than that of new releases, given lower development costs and more limited marketing costs. Through the end of the third calendar quarter of 2016 (i.e., the week ending September 29, 2016), according to SoundScan, 56% of all calendar year-to-date U.S. album unit sales, excluding streaming sales, were from recordings more than 18 months old, with 48% from recordings more than three years old.

Music Publishing

Music publishing involves the acquisition of rights to, and licensing of, musical compositions (as opposed to recordings) from songwriters, composers, or other rightsholders. Music publishing revenues are derived from five main royalty sources: Mechanical, Performance, Synchronization, Digital, and Other.

In the U.S., mechanical royalties are collected by music publishers from recorded music companies or via The Harry Fox Agency, a non-exclusive licensing agent affiliated with performance-rights organization SESAC, while outside the U.S., collection societies generally perform this function. Once mechanical royalties reach the publisher (either directly from record companies or from collection societies), percentages of those royalties are paid or credited to the writer or other rightsholder of the copyright in accordance with the underlying rights agreement. Mechanical royalties are paid at a penny rate of 9.1 cents per song per unit in the U.S. for physical formats (e.g., CDs and vinyl albums) and permanent digital downloads (recordings in excess of five minutes attract a higher rate). There are also rates set for interactive streaming and non-permanent downloads based on a formula that takes into account revenues paid by consumers or advertisers with certain minimum royalties that may apply depending on the type of service. “Controlled composition” provisions contained in some recording agreements may apply to the rates mentioned above pursuant to which artist/songwriters license their rights to their record companies for as little as 75% of the statutory rates. The current U.S. statutory mechanical rates will remain in effect through December 31, 2017.

Throughout the world, performance royalties are typically collected on behalf of publishers and songwriters by performance rights organizations and collection societies. Key performing rights organizations and collection societies include The American Society of Composers, Authors and Publishers (ASCAP), SESAC and Broadcast Music, Inc. (BMI) in the U.S.; Mechanical-Copyright Protection Society and The Performing Right Society (“MCPS/PRS”) in the U.K.; The German Copyright Society in Germany (“GEMA”); and the Japanese Society for Rights of Authors, Composers and Publishers in Japan (“JASRAC”). The societies pay a percentage (which is set in each country) of the performance royalties to the copyright owner(s) or administrators (i.e., the publisher(s)), and a percentage directly to the songwriter(s), of the composition. Thus, the publisher generally retains the performance royalties it receives other than any amounts attributable to co-publishers.

The music publishing market has proven to be more resilient than the recorded music market in recent years as revenue streams other than mechanical royalties are largely unaffected by piracy, and are benefiting from additional sources of income from digital exploitation of music in streaming and downloads.

Production and Distribution Methods

Theatrical Production

Theatrical production consists of “greenlighting” (proceeding with production) and financing motion pictures, as well as the development of screenplays, filming activities, and the post-filming editing/post-production process. We take a disciplined approach to theatrical production with the goal of producing content that can be distributed through various domestic and international platforms. We may attempt to mitigate the financial risk associated with production by negotiating co-financing development and co-production agreements (which provide for joint efforts and cost-sharing between us and one or more third-party companies) and preselling international distribution rights on a selective basis, including through international output agreements (which refers to licensing the rights to distribute a film in one or more media generally for a limited term, in one or more specific territories prior to completion of the film). We also may attempt to minimize production exposure by structuring agreements with talent that provide for them to participate in the financial success of the motion picture in exchange for reducing guaranteed amounts to be paid, regardless of the film’s success (referred to as “up-front payments”). In addition, many states and foreign countries have implemented incentive programs designed to attract film production as a means of economic development. Government incentives typically take the form of sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies, or cash rebates, which are generally calculated based on the amount of money spent in the particular jurisdiction in connection with the production. Each jurisdiction determines the regulations that must be complied with, as well as the conditions that must be satisfied, in order for a production to qualify for the incentive. We intend to use such incentives and/or programs and other structures to further reduce our financial risk in theatrical production.

We may also acquire the rights to films for theatrical release, instead of producing the films ourselves. Our approach to acquiring films for theatrical release will be similar to our approach to film production. We will generally seek to limit our financial exposure in acquiring films while adding films of quality and commercial viability to our release schedule and library.

Theatrical Distribution

In general, the economic life of a motion picture consists of its exploitation in theaters, on packaged media, and on various digital and television platforms in territories around the world. Theatrical distribution refers to the marketing and commercial or retail exploitation of motion pictures. We intend to distribute motion pictures directly to U.S. movie theaters. Generally, distributors and exhibitors (theater owners) will enter into agreements whereby the exhibitor retains a portion of the “gross box office receipts,” which are the admissions paid at the box office. The balance is remitted to the distributor. Successful motion pictures may continue to play in theaters for more than three months following their initial release. We may also sell or license rights in all media on a territory by territory basis for release in foreign markets. Concurrent with their release in the U.S., motion pictures are generally released in Canada and may also be released in one or more other foreign markets. After the initial theatrical release, distributors seek to maximize revenues by releasing movies in sequential release date windows, which may be exclusive against other non-theatrical distribution channels. In most territories, international theatrical distribution (outside of the U.S. and Canada) generally follows the same cycle as domestic theatrical distribution. Historically, the international distribution cycle would begin a few months after the start of the domestic distribution cycle. However, due, in part, to international box office growth, as well as film piracy in international markets, a much higher percentage of films are being released simultaneously in the U.S. and international markets, or even earlier in certain international markets.

Producing, marketing, and distributing a motion picture can involve significant risks and costs, and can cause our financial results to vary depending on the timing of a motion picture’s release. For example, marketing costs are generally incurred before and throughout the theatrical release of a film and, to a lesser extent, other distribution windows, and are expensed as incurred. Therefore, we may incur losses with respect to a particular film prior to and during the film’s theatrical exhibition, and profitability for the film may not be realized until after its theatrical release window. Additionally, there can be no assurance that any of the motion pictures scheduled for release will be completed, that completion will occur in accordance with the anticipated schedule or budget, or that the film will ever be released.

Packaged Media

Packaged media distribution involves the marketing, promotion, and sale and/or lease of DVDs and Blu-ray discs to wholesalers and retailers who then sell or rent the DVDs and Blu-ray discs to consumers for private viewing. For new theatrical titles, home entertainment distribution has traditionally occurred within three to four months of initial theatrical release. However, due in part to new methods of distribution and the rise of new digital platforms and networks, select titles are now being released on video-on-demand (“VOD”) and other digital formats on the same day as the title is theatrically released (a so called “day & date” release strategy). These titles typically release on a modest number of screens for the purpose of positioning VOD and other ancillary platforms. We may also experiment with various other windowing strategies, where, for instance, a title may be released theatrically on several hundred screens, followed by an electronic-sell-through, and premium priced interactive VOD window, followed by release on packaged media, regular priced cable VOD, and later, subscription video-on-demand (“SVOD”). These release strategies are not applicable to every film, and may change based on release patterns, new technologies and product flow.

We intend to distribute or sell content directly to retailers such as Wal-Mart, Best Buy, Target, Costco, and others who buy large volumes of our DVDs and Blu-ray discs to sell directly to consumers. We also intend to directly distribute content to the rental market through Netflix, Amazon, Redbox, and similar providers.

Digital Media

Digital media distribution involves delivering content (including certain titles not available on packaged media) by electronic means directly to consumers through in-home devices (such as set-top boxes from cable, satellite and telco companies, connected or “smart” devices, game consoles, and HDMI dongles) and mobile devices (such as smart phones, tablets, and personal computers). The key distribution methods today, of which we intend to be an active participant, include transactional distribution (such as pay-per-view, electronic-sell-through, transaction video-on-demand, non-transactional distribution (such as SVOD), advertiser-supported VOD, and free VOD) and distribution through various linear pay, basic cable and free television platforms.

Television Production

We intend to enter the television business through the development, production, syndication and distribution of television programming. We intend to generate revenue from the licensing and distribution of such programming to broadcast television networks, pay and basic cable networks, digital platforms and syndicators of first-run programming, which license programs on a station-by-station basis, and pay in cash or via barter (i.e., trade of programming for airtime).

Each of these platforms may acquire a mix of original and library programming. After initial exhibition, we intend to distribute programming to subsequent buyers, both domestically and internationally, including basic cable network, premium subscription services, or digital platforms (known as “off-network syndicated programming”). Off-network syndicated programming can be sold in successive cycles of sales which may occur on an exclusive or non-exclusive basis. In addition, television programming is sold on home video (packaged media and via digital delivery) and across all other applicable ancillary revenue streams including music publishing, touring and integration. As with film production, we intend to use tax credits, subsidies, and other incentive programs for television production in order to maximize our returns and ensure fiscally responsible production models.

Music Distribution

There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers in recent years. According to RIAA, record stores’ share of U.S. music sales declined from 45% in calendar year 1999 to 30% in calendar year 2008, and according to the market research firm NPD, record/entertainment/electronics stores’ share of U.S. music sales totaled 18% in 2009. U.S. mass-market and other stores’ share grew from 38% in calendar 1999 to 54% in calendar year 2004, and with the subsequent growth of sales via online channels since that time, their share contracted to 28% in calendar year 2008. Mass-market retailers accounted for 15% of total industry unit sales calculated on a total album plus digital track equivalent (ten tracks per album) unit basis in the U.S. in calendar year 2015, according to SoundScan data. In recent years, online sales of physical product as well as digital downloads have grown to represent an increasing share of U.S. unit sales and combined they accounted for 71% of total industry unit sales in calendar year 2015. In addition, revenues resulting from music streaming services now represent a significant share of the overall recorded music market in the U.S. Data published by the RIAA shows that when the streaming category was taken into account, it was responsible for 34% of total estimated industry retail value in calendar year 2015.

Competitive Business Conditions and Competitive Position in the Industry

Television and motion picture production and distribution are highly competitive businesses. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural activities. We compete with the major studios, numerous independent motion picture and television production companies, television networks, and pay television systems for the acquisition of literary and film properties, the services of performing artists, directors, producers, and other creative and technical personnel and production financing. In addition, our motion pictures compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies. As a result, the success of any of our motion pictures is dependent not only on the quality and acceptance of a particular picture, but also on the quality and acceptance of other competing motion pictures released into the marketplace at or near the same time.

Given such competition, we attempt to operate with a different business model than many others. We typically emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. Our cost structures are designed to utilize our flexibility and agility as well as the entrepreneurial spirit of our employees, partners, and affiliates, in order to provide creative entertainment content to serve diverse audiences worldwide.

The success of our businesses depends on our ability to license and produce content for our programming networks that is adequate in quantity and quality and will generate satisfactory viewer ratings. In each of these cases, some of our competitors are large publicly held companies that have greater financial resources than we do. In addition, we compete with these entities for advertising revenue. It is difficult to predict the future effect of technology on many of the factors affecting our competitive position.

Intellectual Property

We intend to create, own, and distribute intellectual property worldwide. It is our practice to protect our motion pictures, programs, content, brands, characters, games, publications, and other original and acquired works, and ancillary goods and services. We are fundamentally a content company, and the protection of our brands and entertainment content, and the laws affecting our intellectual property, are of paramount importance to us. We may license our film, television, and music intellectual property for various other ancillary products, such as video games, theatrical stage productions, and clothing.

We currently use a number of copyrights, domain names, and similar intellectual property in connection with our business. Other than statutory copyrights on screenplays we commission, we do not currently have any registered intellectual property. We believe that ownership of such copyrights, domain names, and similar intellectual property is an important factor in our business and that our success does depends, in part, on such ownership.

In the United States, under current law, the copyright term for authored works is the life of the author plus 70 years. For works-made-for-hire, the copyright term is the shorter of 95 years from first publication or 120 years from creation.

We intend to distribute our film projects in foreign markets, including Europe, South America, and Asia. Piracy, including in the digital environment, is extensive in many parts of the world, including South America, Asia, and certain Eastern European countries, and is made easier by technological advances and the conversion of content into digital formats. This trend facilitates the creation, transmission, and sharing of high quality unauthorized copies of content on packaged media and through digital formats. The proliferation of unauthorized copies of these products will likely have an adverse effect on our business, because these products reduce the revenue we receive from our products. To protect our intellectual property assets, we will rely on a combination of copyright, unfair competition, and other laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case.

We do not believe international misuse of proprietary material is currently a significant aspect of the Company’s business. We seek to limit that threat by entering into licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations for the distribution of our films outside the United States, and utilizing the expertise of these companies in combating the unauthorized use of our intellectual property, such as by offering legitimate market alternatives, deploying digital rights management technologies, and pursuing legal sanctions for infringement. The timing of each such agreement depends on the actual production schedule of each film project. However, we attempt to pre-sell our international distribution rights prior to production of a film as part of our standard process for securing production funds.

Third parties may challenge the validity or scope of the Company’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources that could have an adverse effect on the Company’s operations. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. Therefore, the Company will engage in efforts to strengthen and update intellectual property protection around the world, including efforts to ensure the effective enforcement of intellectual property laws and remedies for infringement. We cannot provide assurance that we will prevail in any intellectual property disputes.

Effect of Existing or Probable Governmental Regulations

Our business is subject to and affected by laws and regulations of U.S. federal, state, and local governmental authorities. These laws and regulations are constantly subject to change. The Company does not, however, engage in any activities that cause it to be subject it to any specific laws or regulations other than those that are generally applicable to all businesses.

Number of Total and Full Time Employees

As of March 22, 2018, the Company employed two full-time employees, who are also co-employed by MJWM. We also hire additional employees on a picture-by-picture basis in connection with the production of our motion pictures and television programming. We believe that our employee and labor relations are good. None of our full-time employees are members of unions.

Many film and television productions employ members of a number of unions, including the International Alliance of Theatrical and Stage Employees and Teamsters. A strike by one or more of the unions that provide personnel essential to the production of motion pictures or television programs could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time involved, could cause delay or interruption in our release of new motion pictures and television programs and thereby could adversely affect our cash flow and revenues.

Further Information

The Company has filed this registration statement with the U.S. Securities and Exchange Commission (“SEC”). Upon completion of this registration statement, we are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, will file periodic reports, including quarterly and annual reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy, and information statements and other information regarding registrants that file electronically. The address of the website is http://www.sec.gov.

ITEM 1A: RISK FACTORS.

The Company is subject to various risks that may materially harm its business, financial condition, and results of operations. The risks and uncertainties described below, while inclusive of all risks we believe to be material at this time, may not be the only ones. If any of these risks or uncertainties actually occurs, the Company’s business, financial condition or operating results could be materially harmed. Except for historical information, the information contained in this registration statement and in our SEC reports are “forward looking” statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this registration statement.

General risks related to our business

We will need to raise significant additional capital. In 2017, the Company conducted an offering of common stock which raised $60,000 and preferred stock which raised almost $1 million (now converted to common stock) and obtained debt financing of over $3 million from members of the Board of Directors or their affiliates. These amounts have enabled the Company to operate for a very limited period of time based on the fact that the Company will need substantial capital to make and produce motion pictures already underway or just beginning. The Company has not established any external sources of liquidity with financial institutions or other unrelated third parties. The Company is currently seeking financing from a financial institution to repay the secured note extended by an affiliate of the Board members Scott Archer and David Coia and is requesting additional working capital above the amount owed as well. There is no assurance that it will secure this financing or establish any external sources of financing. As the Company has no sources of financing other the offering completed in 2017, the Company does not have enough funds to continue its operations, and is actively seeking to raise capital. We have not made the payment of certain payroll taxes totaling approximately $107,000 and face fines and penalties on this delinquent payment as well.

We will need to raise substantial additional cash to operate our subsidiaries, MJW, MJWM, and MJWT. We may be unable to raise additional capital on commercially acceptable terms, if at all, and if we raise capital through additional equity financing, existing stockholders, will have their ownership interests diluted. Our failure to generate adequate funds from operations or from additional sources would harm our business.

Our independent accountants have expressed doubt about our ability to continue as a going concern. The Company has generated material operating losses since inception. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities and obtaining loans from various financial institutions. The substantial doubt expressed by our auditors about our ability to continue as a going concern increases the difficulty in meeting such goals. We have limited historical, operating or financial information upon which to evaluate our performance. There can be no assurance that the Company will attain profitability.

There is substantial ongoing litigation and judgments against the CEO and his affiliates. Mr. Witherill and certain of his affiliates are defendants in one ongoing case, and have outstanding judgments against them totaling nearly $8,000,000 stemming from other lawsuits. A trial in an ongoing case filed by RMS Family, LLC is scheduled for the fall 2018. On March 3, 2015, Michael Singer obtained a judgment against Mr. Witherill and MJW Films, LLC in the amount of almost $2 million. Mr. Singer has sought numerous court actions in the State of California to garnish proceeds due from the John Wick production and has not prevailed to date. A court hearing is now scheduled for November 2018 and counsel for MJW Films and Mr. Witherill is seeking to have the case dismissed. There is no assurance that this case will be dismissed. On February 10, 2012, Robert F. Gates in the matter of Jeanne V. Szel obtained a $5 million judgment against Mr. Witherill for breach of contract, unjust enrichment and wrongful conversion. Mr. Witherill is in periodic negotiations with plaintiff’s counsel to reach a settlement but to date this amount has not been paid. Mr. Witherill is spending a portion of his time seeking to address the outstanding judgments and settle lawsuits, which may result in a substantial amount payable by him to creditors. There is no assurance that Mr. Witherill will prevail in settlement discussions.

The Company is largely controlled by two shareholders, and thus other shareholders have limited oversight of the Board of Directors. Two shareholders, Mr. Witherill and Mr. Glassgow, hold a near-majority of the shares of common stock of the Company. As a result, other shareholders will largely be unable to exercise any direct management or control functions with respect to the Company’s operations. The Board of Directors is elected by the shareholders, and has discretion over a wide variety of decisions. Since a near-majority of shares are held by two shareholders, other shareholders may have little if any ability to influence the election of directors.

Two of our significant shareholders and directors are also creditors of subsidiaries of the Company. An affiliate of Messrs. Archer and Coia have loaned funds pursuant to the secured note discussed above. As such, their interests as creditors may at times be more aligned with creditors than shareholders.  Their interests as creditors conflicts in certain circumstances with those of other shareholders.

We have a limited operating history and rely heavily on our management to become profitable. The Company is subject to all the substantial risks inherent in the commencement of a new business enterprise. We anticipate that our expenses will increase in the foreseeable future. These efforts may prove more expensive than we currently anticipate and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. There can be no assurance that we will be profitable in the future.

Although our CEO has substantial business experience in the motion picture and limited experience in the music production industries, there can be no assurance that he will be successful in managing the Company and implementing our business plan. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup of new businesses and the environment in which the Company operates.

As a result of our limited operating history, our plan for growth, and the competitive nature of the markets in which we plan to compete, we cannot accurately predict the Company’s future revenue, capital requirements, and operating expenses. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Our operating expenses may increase significantly. To the extent that these expenses precede or are not rapidly followed by a corresponding increase in revenue or additional sources of financing, our business, operating results, and financial condition may be materially and adversely affected.

If we acquire, combine with or invest in other businesses, we will face certain risks inherent in such transactions. We have in the past considered and will continue, from time to time, to consider, opportunistic strategic transactions, which could involve acquisitions, combinations or dispositions of businesses or assets, or strategic alliances or joint ventures with companies engaged in businesses that are similar or complementary to ours. Any such strategic combination could be material, be difficult to implement, disrupt our business or change our business profile significantly. Any future strategic transaction could involve numerous risks, including:

●	potential disruption of our ongoing business and distraction of management;
●	potential loss of actors, actresses, recording artists, or songwriters from our subsidiaries’ rosters;
●	difficulty integrating the acquired businesses or segregating assets to be disposed of;
●	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition, disposition, and/or against any businesses we may acquire;
●	reputational or other damages to our business as a result of a failure to consummate such a transaction; and
●	changing our business profile in ways that could have unintended consequences.

If we enter into significant strategic transactions in the future, related accounting charges may affect our financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. Conversely, any material disposition could reduce our indebtedness or require the amendment or refinancing of our outstanding indebtedness or a portion thereof. We may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions. We cannot be sure that if we make any future acquisitions, investments, strategic alliances, or joint ventures or enter into any business combination that they will be completed in a timely manner, or at all, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. We also may not be successful in implementing appropriate operational, financial, and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which we invest or which we attempt to develop does not progress as planned, we may not recover the funds and resources we have expended and this could have a negative impact on our businesses or our company as a whole.

Difficult conditions in the global capital markets and economy generally, as well as political conditions in the United States and elsewhere, may materially adversely affect our business. Our business will be materially affected by conditions in the global capital markets and the economy generally, both in the United States and elsewhere around the world.

Ongoing concerns over the availability and cost of credit, the mortgage and real estate markets, elevated levels of unemployment, and geopolitical issues continue to impact global economies and markets. This environment and the uncertain expectations for how long the economic recovery will continue may have an adverse effect on us, in part because we will be very dependent upon consumer behavior. A prolonged period of slow economic growth or deterioration in economic conditions could change consumer behaviors further.

Factors such as consumer spending, business investment, government spending, interest rates, tax rates, fuel, and other energy costs, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, ultimately, our ability to generate revenue. An economic downturn characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment, and lower consumer spending is likely to materially and adversely affect our business, results of operations, and financial condition.

Risks Specific to MJW

As an operation with nominal revenue, MJW requires substantial capital to pursue its operating strategy.

MJW has not established any external sources of liquidity with financial institutions or other unrelated third parties. As MJW has no institutional sources of financing. MJW may not raise enough funds to continue its operations.

Motion Picture and Television Industry Risks
(applicable to MJW and MJWT, which are together referred to in this section as “MJW”)

MJW’s business requires a substantial investment of capital. The production, acquisition, and distribution of motion pictures and television programs require a significant amount of capital. A significant amount of time may elapse between MJW’s expenditure of funds and the receipt of revenues from its motion pictures or television programs. This time lapse may require MJW to fund a significant portion of its capital requirements from its financing sources. Although MJW intends to reduce the risks of its production exposure through financial contributions from distributors, tax credit programs, government and industry programs, other studios and co-financiers and other sources, MJW cannot be sure that it will be able to successfully implement these arrangements or that it will not be subject to substantial financial risks relating to the production, acquisition, completion, and release of future motion pictures and television programs. In addition, if MJW increases (through internal growth or acquisition) its production slate or its production budgets, MJW may be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity, and prospects.

MJW may not be able to generate sufficient cash to service all of its indebtedness, and MJW may be forced to take other actions to satisfy its indebtedness, which may not be successful. MJW’s ability to make scheduled payments or to refinance MJW’s debt obligations depends on MJW’s financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond MJW’s control. MJW cannot be sure that it will maintain a level of cash flows from operating activities sufficient to permit MJW to pay the principal, premium, if any, and interest on MJW’s indebtedness, including:

●
a production loan of $20,000 from Alex Witherill, the cousin of Mike Witherill, CEO of the Company. The balance of this loan plus 20% interest is due and payable on demand;
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a secured note of approximately $2.75 million owed by The Manuscript Productions, LLC to STADSC, LLC, an affiliate of Scott Archer and David Coia, both directors of the Company. The maturity date of this loan is December 28, 2018. A fixed interest charge of $599,159 is due on this loan. If the loan has not been paid in full by March 28, 2018, then the principal and the fixed interest charge will each begin accruing interest at a rate of 2.5% per month. Additionally, the Company will pay the lenders, as interest, 50% of the Company’s net profit participation in The Manuscript from and after August 21, 2017. This secured note replaced a prior short term note in the amount of approximately $1,995,000; and
●
a loan of $250,000 (now $200,000) from Aaron Klusman, a director of the Company. Payment on this loan is due on December 28, 2018. A fixed interest charge of $50,000 was due and has been paid on this loan in addition to $50,000 of principal. If this loan has not been paid in full by March 28, 2018, then the principal will begin accruing interest at a rate of 2.5% per month.

All of the Company’s outstanding debt is owed to related parties. If MJW’s cash flows and capital resources are insufficient to fund MJW’s debt service obligations, MJW may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance MJW’s indebtedness. MJW cannot be sure that it would be able to take any of these actions, that these actions would be successful and permit MJW to meet its scheduled debt service obligations or that these actions would be permitted under the terms of MJW’s existing or future debt agreements. In the absence of such cash flows or capital resources, MJW could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. MJW may not be able to consummate those dispositions or to obtain the proceeds which MJW could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. If MJW cannot make scheduled payments on its debt, MJW will be in default and, as a result:

●	MJW debt holders could declare all outstanding principal and interest to be due and payable;
●	the lenders under MJW’s credit facilities could terminate their commitments to lend MJW money;
●	the holders of MJW secured debt, if any, could foreclose against the assets securing their borrowings; and/or
●	MJW could be forced into bankruptcy or liquidation.

The costs of producing and marketing feature films is high and may increase in the future, and the uncertainties inherent in their production could result in the expenditure of significant amounts on films that are abandoned or significantly delayed. Films are expensive to produce. The production, completion, and distribution of feature films is subject to a number of uncertainties, including delays and increased expenditures due to creative problems, technical difficulties, talent availability, accidents, natural disasters, or other events beyond MJW’s control. Because of these uncertainties, the projected costs of a feature film at the time it is set for production may increase, the date of completion may be substantially delayed or the film may be abandoned due to the exigencies of production. In extreme cases, a film in production may be abandoned or significantly modified (including as a result of creative changes) after substantial amounts have been spent, causing the write-off of expenses incurred with respect to the film.

The costs of producing and marketing feature films generally increase from year to year, which may make it more difficult for MJW’s films to generate a profit or compete against other films. Revenues may not be sufficient to offset an increase in the cost of motion picture production and marketing, which could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity, and prospects.

Budget overruns may adversely affect MJW’s business. While MJW’s business model requires that it be efficient in the production of its motion pictures, actual motion picture production costs may exceed its budgets. The production, completion, and distribution of motion pictures can be subject to a number of uncertainties, including delays and increased expenditures due to disruptions or events beyond MJW’s control. As a result, if a motion picture incurs substantial budget overruns, MJW may have to seek additional financing from outside sources to complete production or fund the overrun itself. MJW cannot make assurances regarding the availability of such financing or on terms acceptable to MJW, nor can MJW be sure that it will recoup these costs. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable date, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Any of the foregoing could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity, and prospects.

MJW may incur additional debt in the future. If new debt is added to MJW’s existing debt levels, this has the potential to magnify the risks discussed above relating to MJW’s ability to service its indebtedness and the potential adverse impact of MJW’s high level of indebtedness could have an adverse impact on MJW remaining in business.

Limitations on control of joint ventures may adversely impact MJW operations. MJW may hold interests in certain businesses as a joint venture or in partnership with non-affiliated third parties. As a result of such arrangements, MJW may be unable to control the operations, strategies and financial decisions of such joint venture or partnership entities which could, in turn, result in limitations on MJW’s ability to implement strategies that MJW may favor and may limit MJW’s ability to transfer its interests. Consequently, any losses experienced by these entities could adversely impact MJW’s results of operations and the value of MJW’s investment.

MJW’s success depends on external factors in the motion picture industry.

MJW’s success depends on the commercial success of motion pictures, which is unpredictable. Generally, the popularity of MJW’s motion pictures depends on many factors, including the critical acclaim they receive, the format of their initial release (for example, theatrical or direct-to-video), their actors and other key talent, their genre and their specific subject matter, audience reaction, the quality and acceptance of motion pictures that its competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which MJW does not control and all of which may change. MJW cannot predict the future effects of these factors with certainty. In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results ratings may negatively affect future revenue streams. MJW’s success will depend on the experience and judgment of MJW’s management to select and develop new investment and production opportunities. MJW cannot make assurances that MJW’s motion pictures will obtain favorable reviews or ratings or that MJW’s motion pictures will perform well at the box office or in ancillary markets. The failure to achieve any of the foregoing could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity, and prospects.

A variety of uncontrollable events may reduce demand for MJW’s entertainment products or otherwise adversely affect MJW’s business. Demand for MJW products and services is highly dependent on the general environment for entertainment and other leisure activities. The environment for these activities can be significantly adversely affected in the U.S. or worldwide as a result of a variety of factors beyond MJW’s control, including terrorist activities, military actions, adverse weather conditions, or natural disasters or health concerns. Such events could have a material adverse effect on MJW’s business and results of operations. Similarly, an outbreak of a particular infectious disease could negatively affect the public’s willingness to see MJW’s films in theaters. Finally, the ongoing effects of global climate change could adversely affect MJW’s business. Various proposals have been discussed at the federal and state level to limit the carbon emissions of business enterprises, which if enacted could result in an increase in MJW’s costs of operations. The effects of climate change could also have unpredictable effects on consumer motion picture attendance patterns.

Changes in the United States, global or regional economic conditions could adversely affect MJW’s results of operations and financial condition. The global economy experienced a significant contraction in the past. Any future decrease in economic activity in the U.S. or in other regions of the world in which MJW does business could significantly and adversely affect its results of operations and financial condition in a number of ways. Any decline in economic conditions may reduce the performance of MJW’s theatrical releases, thereby reducing MJW’s revenues and earnings. Further, bankruptcies or similar events by theater chains, other participants in MJW’s distribution chain or other sources of revenue may cause MJW to incur bad debt expense at levels higher than historically experienced or otherwise cause MJW’s revenues to decrease. In periods of generally increasing prices, or of increased price levels in a particular sector such as the energy sector, MJW may experience a shift in consumer demand away from the entertainment products MJW offers, which could also adversely affect MJW’s revenues and, at the same time, increase MJW’s costs.

Licensed distributors’ failure to promote MJW programs may adversely affect MJW’s business. MJW generally does not control the timing and manner in which MJW’s licensed distributors distribute MJW’s motion pictures; their decisions regarding the timing of release and promotional support are important in determining success. Any decision by those distributors not to distribute or promote one of MJW’s motion pictures or to promote MJW’s competitors’ motion pictures to a greater extent than they promote ours could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

MJW could be adversely affected by strikes or other union job actions. MJW is directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt MJW’s ongoing production activities, or could cause a delay or interruption in our release of new motion pictures, which could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

MJW’s success is primarily dependent on audience acceptance of its films, which is extremely difficult to predict and, therefore, inherently risky. MJW cannot predict the economic success of any of MJW’s motion pictures because the revenue derived from the distribution of a motion picture (which does not necessarily directly correlate with the production or distribution costs incurred) depends primarily upon its acceptance by the public, which cannot be accurately predicted. The economic success of a motion picture also depends upon the public’s acceptance of competing films, the availability of alternative forms of entertainment and leisure-time activities, general economic conditions, and other tangible and intangible factors, all of which can change and cannot be predicted with certainty.

The economic success of a motion picture is largely determined by MJW’s ability to produce content and develop stories that appeal to a broad audience and by the effective marketing of the motion picture. The theatrical performance of a film is a key factor in predicting revenue from post-theatrical markets. If MJW is unable to accurately judge audience acceptance of MJW’s film content or to have the film effectively marketed, the commercial success of the film will be in doubt, which could result in costs not being recouped or anticipated profits not being realized. Moreover, MJW cannot be sure that any particular feature film will generate enough revenue to offset its distribution, fulfillment services and marketing costs, in which case MJW would not receive any revenues for such film from its distributors.

MJW’s business is currently substantially dependent upon the success of a limited number of film releases each year and the unexpected delay or commercial failure of any one of them could have a material adverse effect on MJW’s financial results and cash flows. MJW generally expects to release one or two feature films per year. The unexpected delay in release or commercial failure of just one of these films could have a significant adverse impact on MJW’s results of operations and cash flows in both the year of release and in the future. Historically, feature films that are successful in the domestic theatrical market are generally also successful in the international theatrical, home entertainment and television markets, although each film is different and there is no way to guarantee such results. If MJW’s films fail to achieve domestic box office success, their international box office and home entertainment success and MJW’s business, results of operations and financial condition could be adversely affected. Further, MJW can make no assurances that the historical correlation between domestic box office results and international box office and home entertainment results will continue in the future. In fact, over the last several years domestic theatrical results and foreign theatrical results have become less directly correlated than in the past.

MJW faces substantial competition in all aspects of MJW’s business. Motion picture and television production and distribution are highly competitive businesses. MJW faces competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. MJW competes with the major studios, numerous independent motion picture production companies, television networks, pay television systems and digital media platforms for the acquisition of literary and film properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing, all of which are essential to the success of MJW’s entertainment businesses. In addition, MJW’s motion pictures compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies.

As a result, the success of any of MJW’s motion pictures is dependent not only on the quality and acceptance of a particular film, but also on the quality and acceptance of other competing motion pictures released into the marketplace at or near the same time. Given such competition, MJW operates with a different business model than many others. MJW typically emphasizes a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. MJW’s cost structures are designed to utilize MJW’s flexibility and agility as well as the entrepreneurial spirit of MJW’s employees, partners and affiliates, in order to provide creative entertainment content to serve diverse audiences worldwide.

MJW is smaller and less diversified than many of its competitors. Unlike MJW, an independent distributor and producer, most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels that can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their motion picture operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that MJW might also be interested in acquiring.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by MJW’s competitors, particularly the major studios, may create an oversupply of product in the market, reduce MJW’s share of box office receipts and make it more difficult for MJW’s films to succeed commercially. The limited supply of motion picture screens compounds this product oversupply problem. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. As a result of changes in the theatrical exhibition industry, including reorganizations and consolidations, and major studio releases occupying more screens, the number of screens available to MJW when MJW wants to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home entertainment and pay and free television, of MJW’s motion pictures may also decrease. Although MJW seeks to release its films during peak release times, MJW cannot guarantee that it will be able to release all of its films during those times and, therefore, may miss potentially higher gross box-office receipts. In addition, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only 10 to 15 films distributed nationally by major studio distributors. If MJW’s competitors were to increase the number of films available for distribution and the number of exhibition screens remained unchanged, it could be more difficult for MJW to release its films during optimal release periods. Moreover, MJW cannot guarantee that MJW can release all of its films when they are otherwise scheduled due to production or other delays, or a change in the schedule of a major studio. Any such change could adversely impact a film’s financial performance. In addition, if MJW cannot change MJW’s schedule after such a change by a major studio because MJW is too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of MJW’s film.

Other risks in the motion picture industry

MJW must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive. The entertainment industry in general continues to undergo significant developments as advances in technologies and new methods of product delivery and storage, or certain changes in consumer behavior driven by these developments, emerge. Consumers are spending an increasing amount of time on the internet and on mobile devices, and are increasingly viewing content on a time-delayed or on-demand basis from the internet, on their televisions and on handheld or portable devices. If MJW cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

Global economic turmoil and regional economic conditions in the U.S. could adversely affect MJW’s business. Global economic turmoil may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from the U.S. federal government and other foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets. A decrease in economic activity in the U.S. or in other regions of the world in which MJW does business could adversely affect demand for MJW’s films, thus reducing MJW’s revenues and earnings. A decline in economic conditions could reduce performance of MJW’s theatrical releases. In addition, an increase in price levels generally, could result in a shift in consumer demand away from the entertainment MJW offers, which could also adversely affect MJW’s revenues and, at the same time, increase MJW’s costs. Moreover, financial institution failures may cause MJW to incur increased expenses or make it more difficult to finance any future acquisitions, or engage in other financing activities. MJW cannot predict the timing or the duration of any downturn in the economy and MJW is not immune to the effects of general worldwide economic conditions.

MJW’s operating results can fluctuate significantly. MJW expects significant fluctuations in MJW’s future quarterly and annual operating results because of a variety of factors, including the following:

●	the potential varying levels of success of MJW’s feature films;
●	the timing of the domestic and international theatrical releases and home entertainment release of MJW’s feature films;
●
MJW’s distribution arrangements with MJW’s distributors permit MJW’s distributors to collect distribution fees and to recoup distribution costs, including print and advertising costs, and cause MJW to recognize significantly less revenue and expenses from a film in the period of a film’s initial theatrical release than MJW otherwise would absent these agreements; and

●	the timing of development expenses and varying levels of success of MJW’s new business ventures.

MJW may incur significant write-offs if its feature films and other projects do not perform well enough to recoup production, marketing and distribution costs. MJW is required to amortize capitalized production costs over the expected revenue streams as MJW recognizes revenue from the associated films or other projects. The amount of production costs that will be amortized each quarter depends on, among other things, how much future revenue MJW expected to receive from each project. Unamortized production costs are evaluated for impairment each reporting period on a project-by-project basis. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if MJW lowers MJW’s previous forecast with respect to total anticipated revenue from any individual feature film or other project, MJW may be required to accelerate amortization or record impairment charges with respect to the unamortized costs, even if MJW has previously recorded impairment charges for such film or other project. Such accelerated amortization or impairment charges would adversely impact MJW’s business, operating results and financial condition.

Business interruptions could adversely affect MJW operations. MJW’s operations are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures and similar events beyond MJW’s control. A long-term power outage could disrupt MJW’s operations. Prices for electricity have in the past risen dramatically and may increase in the future. An increase in prices would increase MJW’s operating costs, which could in turn adversely affect MJW’s profitability. There can be no assurance that insurance procured by MJW for completion of its motion pictures will be sufficient to compensate MJW for losses that may occur or that such insurance may continue to be available on affordable terms. Any losses or damages incurred by MJW could have a material adverse effect on MJW’s business and results of operations.

MJW faces risks from doing business internationally. MJW will contract with distributors that distribute motion picture and television productions outside the U.S. through various output agreement and third party licensees, and derives revenues from these sources. At the present time, no such distribution agreements are in place. However, when international distribution contracts are entered into, MJW’s business will be subject to certain risks inherent in international business, many of which are beyond MJW’s control. These risks include:

●	laws and policies affecting trade, tariffs, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
●	changes in local regulatory requirements, including restrictions on content; differing cultural tastes and attitudes;
●	differing degrees of protection for intellectual property;
●	financial instability and increased market concentration of buyers in foreign television markets;
●	the instability of foreign economies and governments;
●	fluctuating foreign exchange rates;
●	the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions; and
●	war and acts of terrorism.

Events, trade wars, or developments related to these and other risks associated with international trade could adversely affect MJW’s revenues from non-U.S. sources, which could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

The seasonality of MJW’s businesses could exacerbate negative impacts on its operations. MJW’s business will normally be subject to seasonal variations based on the timing of theatrical motion picture and home entertainment releases. Release dates are determined by several factors, including timing of vacation and holiday periods and competition in the market. Also, revenues in MJW’s consumer products business will be influenced by both seasonal consumer purchasing behavior and the timing of theatrical releases and generally peak in the fiscal quarter of a film’s theatrical release. Accordingly, if a short-term negative impact on MJW’s business occurs during a time of high seasonal demand (such as natural disaster or a terrorist attack during the time of one of MJW’s theatrical or home entertainment releases), the effect could have a disproportionate effect on MJW’s results for the year.

MJW’s success depends on a CEO and certain key employees. MJW’s success will depend to a significant extent on the connections, reputation, expertise and performance of primarily its CEO and its production and creative personnel. MJW does not currently have any “key person” life insurance policies on its CEO or for any of its employees. MJW has not entered into employment agreements with its CEO or MJW’s top executive officers and production executives and they can therefore leave MJW at any time without obligation. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute MJW’s entertainment content is intense and may grow in the future. MJW’s inability to retain or successfully replace, where necessary, its CEO and other key employees could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects. Also, the CEO and other officers are not required to devote their full time to MJW and may have conflicting time commitments to other entities in the same industry.

To be successful, MJW needs to attract and retain qualified personnel. MJW’s success continues to depend to a significant extent on MJW’s ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to produce and distribute MJW motion pictures continues to increase. MJW cannot be sure that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If MJW was unable to hire, assimilate and retain qualified personnel in the future, such inability would have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

Intellectual property risks and risks of litigation and other liability faced by MJW

Protecting and defending against intellectual property claims may have a material adverse effect on MJW’s business. While the Company currently does not own any intellectual property that requires protection, our future ability to compete will depend, in part, upon successful protection of MJW’s intellectual property. MJW attempts to protect proprietary and intellectual property rights to MJW’s productions through available copyright laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright laws afford only limited practical protection in certain countries where MJW’s motion pictures are distributed. As a result, it may be possible for unauthorized third parties to copy and distribute MJW’s productions or certain portions or applications of MJW’s intended productions, which could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

Litigation may also be necessary to enforce MJW’s intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects. MJW cannot be sure that infringement or invalidity claims will not materially adversely affect MJW’s business, financial condition, operating results, liquidity and prospects.

Copyright protection is a serious problem in the home entertainment distribution industry because of the ease with which DVDs and Blu-ray discs may be duplicated. Video piracy continues to be prevalent across the entertainment industry. MJW may take legal actions to enforce copyright protection when necessary.

MJW’s more successful and popular film products may experience higher levels of infringing activity, particularly around key release dates. Alleged infringers may claim that their products are permitted under fair use or similar doctrines, that they are entitled to compensatory or punitive damages because MJW’s efforts to protect MJW’s intellectual property rights are illegal or improper, and that MJW’s significant intellectual property are invalid. Such claims, even if meritless, may result in adverse publicity or costly litigation. MJW intends to vigorously defend MJW’s copyrights from infringing products and activity, which can result in litigation. MJW may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that a favorable final outcome will be obtained in all cases. Regardless of the validity or the success of the assertion of any such claims, MJW could incur significant costs and diversion of resources in enforcing MJW’s intellectual property rights or in defending against such claims, which could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

Others may assert intellectual property infringement claims against MJW. One of the risks of the motion picture business is the possibility that others may claim that MJW’s productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, series, stories, characters, other entertainment or intellectual property. Irrespective of the validity or the successful assertion of such claims, MJW could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

MJW’s business involves risks of liability claims for media content, which could adversely affect MJW’s business, results of operations and financial condition. As a distributor of media content, MJW may face potential liability for:

●	defamation;
●	invasion of privacy;
●	negligence;
●	copyright infringement (as discussed above); and
●	other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on MJW’s business, financial condition, operating results, liquidity and prospects.

Piracy of motion pictures may reduce the gross receipts from the exploitation of MJW’s films. Motion picture piracy is extensive in many parts of the world, including South America, Asia, and certain Eastern European countries, and is made easier by technological advances and the conversion of motion pictures into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release on DVDs, Blu-ray discs, from pay-per-view through set-top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of these products will likely have an adverse effect on MJW’s business, because these products reduce the revenue MJW receives from MJW’s productions. Additionally, in order to contain this problem, MJW may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. MJW cannot be sure that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the U.S., Canada and Western Europe, whose legal systems may make it difficult for MJW to enforce MJW’s intellectual property rights. While the U.S. government is currently implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures among other trade issues, there can be no assurance that any such sanctions will be effective. Such sanctions could impact the amount of revenue that MJW realizes from the international exploitation of motion pictures. Regardless of the impact of sanctions, MJW may lose revenue as a result of motion picture piracy.

The increased consumer acceptance of entertainment content delivered electronically and consumer acquisition of the hardware and software for facilitating electronic delivery may also lead to greater public acceptance of unauthorized content. MJW’s distributors will be substantially responsible for enforcing MJW’s intellectual property rights with respect to all of MJW’s films subject to MJW’s distribution agreements and are required to maintain security and anti-piracy measures consistent with the highest levels each maintains for its own motion pictures in each territory in the world. Other than the remedies MJW has in such agreements, MJW has no way of requiring MJW’s distributors to take any anti-piracy actions, and MJW’s distributors’ failure to take such actions may result in MJW having to undertake such measures itself, which could result in significant expenses and losses of indeterminate amounts of revenue. Even if applied, there can be no assurance that the highest levels of security and anti-piracy measures will prevent piracy.

Music Industry Risks (applicable to MJWM)

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations. The industry has experienced negative growth rates on a global basis since 1999 and the worldwide recorded music market has contracted considerably. Illegal downloading of music, CD piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers, and growing competition for consumer discretionary spending and retail shelf space may have all contributed to the decline in the recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has long ended. While CD sales still generate a significant portion of the recorded music revenues globally, CD sales continue to decline industry-wide and we expect that trend to continue. However, new formats for selling recorded music product have been created, including the legal downloading and streaming of digital music and revenue streams from these new channels have emerged. These new digital revenue streams are important as they are partially offsetting declines in physical sales and represent a growing area of the business. According to the Recording Industry Association of America (“RIAA”), the estimated retail value of the U.S. recorded music industry unit sales declined by only 0.3% in 2013, and declined by 1.7% in 2012, two consecutive years which show a marked improvement versus a decade of steep declines prior to 2011. However, the industry continues to be negatively impacted as a result of ongoing digital piracy and the transition from physical to digital sales in the recorded music business. While it is believed within the recorded music industry that growth in digital revenues will re-establish a growth pattern for recorded music sales, the timing of the recovery cannot be established with accuracy nor can it be determined how these changes will affect individual markets. A declining recorded music industry is also likely to have a negative impact on the music publishing business. Digital downloads remain a key revenue stream for the recorded music industry, and there has been ample growth in the streaming category, resulting in the latter’s increasing contribution to overall industry digital revenues. According to International Federation of the Phonographic Industry (“IFPI”), digital downloads accounted for 67% of digital revenues in 2013. Streaming revenue, which includes revenue from ad-supported and subscription services, accounted for 27% of digital revenues in 2013, up from 14% in 2011. Although revenues from digital downloads fell slightly by 2.1% in 2013, the decline was offset by an increase in streaming revenue, helping digital revenues grow by 4.3%. We believe these trends have far more to do with the increase in Google’s Android device user base as compared to Apple’s iOS device user base than they have to do with streaming services “cannibalizing” download services. Streaming models comprise a range of margins. We expect these trends to continue to impact our results for the foreseeable future.

There may be downward pressure on our pricing and our profit margins and reductions in shelf space. There are a variety of factors that could cause us to reduce our prices and reduce our profit margins. They are, among others, the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any changes in costs or profit margins associated with new digital business, including the impact of ad-supported music services, some of which may be able to avail themselves of “safe harbor” defenses against copyright infringement actions under copyright laws. In addition, we will be dependent on a small number of leading digital music services, which allows them to significantly influence the prices we can charge in connection with the distribution of digital music. Over the course of the last decade, U.S. mass-market and other stores’ share of U.S. physical music sales has continued to grow. While we cannot predict how future competition will impact music retailers, as the music industry continues to transform it is possible that the share of music sales by a small number of leading mass-market retailers such as Wal-Mart and Target and digital music services such as Apple’s iTunes and Google Play will continue to grow, which could further increase their negotiating leverage and put pressure on profit margins.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate. We are dependent on identifying, signing and retaining recording artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow. Our competitive position is dependent on our ability to attract and develop artists whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the worldwide economic and retail environment.

We may have difficulty addressing the threats to our business associated with home copying and digital downloading. The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to obtain and create unauthorized copies of recordings in the form of, for example, “burned” CDs and MP3 files. For example, about 95% of the music downloaded in 2008, or more than 40 billion files, were illegal and not paid for, according to IFPI’s 2009 Digital Music Report. Separately, data provided by comScore/Nielsen and cited by IFPI in IFPI’s 2014 Digital Music Report indicates that 26% of Internet users globally still access unauthorized digital sites/services on desktop-based devices on a regular basis. In addition, while growth of music-enabled mobile consumers offers distinct opportunities for music companies such as ours, it also opens the market up to risks from behaviors such as “sideloading” and mobile app-based downloading of unauthorized content and illegitimate user-created ringtones. A substantial portion of our revenue will come from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread digital dissemination without an economic return to us. The impact of digital piracy on legitimate music sales is hard to quantify but we believe that illegal filesharing has a substantial negative impact on music sales.

Organized industrial piracy may lead to decreased sales. The global organized commercial pirate trade is a significant threat to content industries, including the music sector. A 2011 study by Frontier Economics cited by IFPI, estimates that digitally pirated music, motion pictures and software is valued at $30 billion to $75 billion and IFPI’s 2014 Digital Music Report valued advertising revenues generated by piracy sites at $227 million. In addition, a 2010 economic study conducted by Tera Consultants in Europe found that if left unabated, digital piracy could result in an estimated loss of 240 billion Euros in retail revenues for the creative industries—including music—in Europe over the period from 2008 to 2015. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales. They will have an adverse effect on our business.

We will be substantially dependent on a limited number of digital music services, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores. We derive an increasing portion of our revenues from sales of music through digital distribution channels. We are currently dependent on a small number of leading digital music services that sell consumers digital music. Currently, the largest U.S. online music store, iTunes, typically charges U.S. consumers prices ranging from $0.69 to $1.29 per single-track download. We have limited ability to increase our wholesale prices to digital service providers for digital downloads as Apple’s iTunes controls 65%-75% of the legitimate digital music track download business in the United States according to third-party estimates. If Apple’s iTunes were to adopt a lower pricing model or if there were structural changes to other download pricing models, we may receive substantially less per download for our music, which could cause a material reduction in our revenues, unless it is offset by a corresponding increase in the number of downloads. Additionally, Apple’s iTunes and other digital music services at present accept and make available for sale all the recordings that we and other distributors deliver to them. However, if digital music services in the future decide to limit the types or amount of music they will accept from music-based content owners like us, our revenues could be significantly reduced.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result. The industries in which we operate are highly competitive, have experienced ongoing consolidation among major music companies, are based on consumer preferences and are rapidly changing. Additionally, they require substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time increase the amounts they spend to lure, or to market and promote, recording artists and songwriters or reduce the prices of their products in an effort to expand market share. We may lose business if we are unable to sign successful recording artists or songwriters or to match the prices of the products offered by our competitors. Our music publishing business competes not only with other music publishing companies, but also with songwriters who publish their own works. Our business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our recorded music business may be further adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer filesharing and CD-R activity, by an inability to enforce our intellectual property rights in digital environments and by a failure to develop successful business models applicable to a digital environment. Our business also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, motion pictures and videogames in physical and digital formats.

A significant portion of our music publishing revenues is subject to rate regulation either by government entities or by local third-party collection societies throughout the world and rates on other income streams may be set by governmental proceedings, which may limit our profitability. Mechanical royalties and performance royalties are the two largest sources of income to our music publishing business and mechanical royalties are a significant expense to our recorded music business. In the United States, mechanical royalty rates are set pursuant to an administrative rate-setting process under the U.S. Copyright Act, unless rates are determined through voluntary industry negotiations, and performance royalty rates are set by performing rights societies and subject to challenge by performing rights licensees. Mechanical royalties are paid at a rate of 9.1 cents per song per unit in the United States for physical formats (e.g., CDs and vinyl albums) and permanent digital downloads (recordings in excess of five minutes attract a higher rate) and 24 cents for ringtones. Outside the United States, mechanical and performance royalty rates are typically negotiated on an industry-wide basis. In most territories outside the United States, mechanical royalties are based on a percentage of wholesale prices for physical product and based on a percentage of consumer prices for digital products. The mechanical and performance royalty rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our music publishing business. If the mechanical royalty rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our recorded music business. In addition, rates our recorded music business receives in the United States for, among other sources of income and potential income, webcasting and satellite radio are set by an administrative process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations. Any reduction in the rates would adversely affect our recorded music business. It is important as sales shift from physical to diversified distribution channels that we receive fair value for all of the uses of our intellectual property as our business model now depends upon multiple revenue streams from multiple sources. If the rates for recorded music income sources that are established through legally prescribed rate-setting processes are set too low, it could have a material adverse impact on our recorded music business or our business prospects.

We face a potential loss of titles to the extent that our recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act. The U.S. Copyright Act provides authors (or their heirs) a right to terminate U.S. licenses or assignments of rights in their copyrighted works in certain circumstances. This right does not apply to works that are “works made for hire.” Since the effective date of U.S. federal copyright protection for sound recordings (February 15, 1972), virtually all of our agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the U.S. Copyright Act for U.S. rights in musical compositions that are not “works made for hire.” If any of our commercially available sound recordings were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the U.S. federal copyright rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). A termination of U.S. federal copyright rights could have an adverse effect on our business. From time to time, authors (or their heirs) have the opportunity to terminate our U.S. rights in musical compositions.

Risks associated with operating a public reporting company

There may be a limited market or no market for our stock. No trading market currently exists for our common stock. Even if a market develops in the future, it is likely to be very limited. As a result, any broker/dealer that makes a market in its stock or other person that buys or sells its stock following our proposed acquisition could have a significant influence over its price at any given time. We cannot assure our shareholders that a market for our stock will be made or sustained. There is no assurance that our shares will have any greater liquidity than shares which do not trade on a public market, particularly given changes in legislation related to shell companies which will further restrict the ability of the shareholders of the post-acquisition company to sell their shares in the public market.

Our reporting obligations as a public company will be costly. Operating a public company involves substantial costs to comply with reporting obligations under federal securities laws which are continuing to increase as provisions of the Sarbanes Oxley-Act of 2002 (“Sarbanes-Oxley Act”) are implemented. We estimate that these reporting obligations will increase our operating costs by $200,000 per year when we begin reporting. We may not reach sufficient size to justify our public reporting status. If we were forced to become a private company, then our shareholders may lose their ability to sell their shares and there would be substantial costs associated with becoming a private company.

Our shares are likely to be “penny stock.” In general, “penny stock” includes securities of companies which are not listed on the principal stock exchanges and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6 million in the last three years. As it will likely be “penny stock” if listed, our stock therefore may be subject to the Rule 15g-9 promulgated under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and “accredited investors” (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our stock, and therefore may adversely affect our stockholders’ ability to sell the stock in the public market following the acquisition.

Resale of our shares is restricted. Any securities to be issued in connection with the acquisitions will not be registered under the 1933 Act and their resale will be restricted. The securities to be issued will be “restricted securities,” as that term is defined in Rule 144 promulgated under the 1933 Act, and may not be sold or transferred without an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of the Company. In February 2008, the SEC amended Rule 144, and now holders of shares in any company that was a shell company and subsequently acquired business operations via acquisition, are subject to a longer holding period before being eligible to sell their shares pursuant to Rule 144. These amendments may reduce the ability of the Company’s shareholders to sell their shares.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board shareholders. As a public company, we will be subject to the reporting requirements of the 1934 Act, the Sarbanes-Oxley Act, the listing requirements of our exchange or other market listing our stock, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The 1934 Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We may need to hire more employees in the future to meet these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on any committees, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties.  If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

As a result of becoming a reporting company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting. Once we commence reporting, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting each fiscal year. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

ITEM 2: FINANCIAL INFORMATION.

The following is a discussion of the financial condition and results of operation of the Company as of the date of this Registration Statement. This discussion and analysis should be read in conjunction with the Company’s audited and unaudited Financial Statements including the Notes thereto, which are included elsewhere in this Form 10.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies and Estimates

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent liabilities. On an on-going basis, management evaluates past estimates and judgments, including those related to bad debts, accrued liabilities, derivative liabilities, and contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Film and Television Program Revenue

Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company’s participation in box office receipts. Revenue from the sale of DVDs and Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, including digital and electronic-sell-through (“EST”) arrangements, such as download-to-own, download-to-rent, video-on-demand and subscription video-on-demand, revenue is recognized when the Company is entitled to receipts and such receipts are determinable. Revenues from television or digital licensing for fixed fees are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on the Company’s assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on the Company’s assessment of the relative fair value of each title.

Producer Fee Revenue

Producer fees are recognized when the services have been performed. If upon receipt of the fees all services have not been provided, the fees will be deferred and recognized as the services are performed.

Music Revenue

Music revenues are recognized when the musical content has been delivered to the customer.

Film, Television Programs, and Music Production Costs

Film, television program, and music production costs are capitalized in accordance with ASC 926 Entertainment - Films. The capitalized amount is stated at the lower of cost, less accumulated amortization, or fair value. These costs represent capitalized costs for the production of films and other entertainment projects. In addition to the films, television programs and music being produced, costs of productions in development are capitalized as development costs and are transferred to production costs when the project is set for production. Films, television programs and music in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects, as well as amounts paid to musical artists. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Once a project is released to consumers, the capitalized costs are amortized on an individual project basis in the proportion that the current revenue for each project bears to the estimated remaining unrecognized revenue to be received from all sources for each project as of the beginning of the current year. Revenue and cost forecasts are periodically reviewed by management and revised when warranted.

The carrying value of the film costs are reviewed for impairment each reporting period on a project-by-project basis. If events or changes in circumstance indicate that the fair value of the capitalized costs on a specific project is less than its carrying value, an impairment charge is recognized in the amount by which the unamortized costs exceed the project’s fair value.

The Company has not completed any projects as of December 31, 2017 and, accordingly, has not recognized any impairment charge.

Share-Based Compensation

Employee and board member share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Results of Operations

Financial presentation

The following sets forth a discussion and analysis of the Company’s financial condition and results of operations for the fiscal years ended June 30, 2017 and 2016, and the three and six month periods ended December 31, 2017 and 2016. This discussion and analysis should be read in conjunction with our consolidated financial statements appearing elsewhere in this Form 10. The following discussion contains forward-looking statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Item 1A — Risk Factors” of this Form 10.

	Fiscal year ended June 30, 2017	Fiscal year ended June 30, 2016

REVENUES - Producer’s Fees	$10,628	$-
OPERATING EXPENSES:
General and Administrative Expenses	3,327,133	137,371

LOSS FROM OPERATIONS	(3,316,505)	(137,371)

OTHER INCOME / (EXPENSE):
Interest Expense	(4,804)	(7,340)

NET LOSS	$(3,321,309)	$(144,711)

Basic and Diluted Loss Per Share	$(0.07)	$(0.00)
Weighted Average Shares Outstanding	48,265,479	48,000,000

	Three months ended, December 31	Three months ended, December 31	Six months ended, December 31	Six months ended, December 31
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$ 1,629	$ -	$ 2,169	$ -

OPERATING EXPENSES:
General and Administrative Expenses	838,275	196,141	1,287,501	359,431

LOSS FROM OPERATIONS	(836,646)	(196,141)	(1,285,332)	(359,431)

OTHER INCOME / (EXPENSE):
Interest Expense	(7,282)	(275)	(8,910)	(420)

NET LOSS	$ (843,928)	$ (196,416)	$ (1,294,242)	$ (359,851)

Basic and Diluted Loss Per Share	$ (0.01)	$ (0.00)	$ (0.02)	$ (0.01)
Weighted Average Shares Outstanding	60,470,652	48,032,609	59,397,826	48,016,304

Film, Television Programs, and Music Production Costs

The Company had three feature films (“The Manuscript,” “Matefinder,” and “Child Support”) and several music projects in development as of December 31, 2017. The development costs to date are as follows:

Amount
Balance at July 1, 2016	$80,000
Additions	71,945
Refunds/Reductions	-
Transferred to Production Costs	-
Expensed	-
Balance at June 30, 2017	151,945
Additions	3,754,923
Refunds/Reductions	(294,502)
Transferred to Film Costs	-
Expensed	-
Balance at December 31, 2017	$3,612,366

Revenue

Prior to the mergers and acquisitions of various operating subsidiaries, the Company was a shell with no operations. One of the Company’s predecessors had revenue in the latter half of fiscal 2014. Beginning in the last six months of fiscal 2017, the Company started to generate nominal producer’s fees which at this point is its sole source of income until the movies are distributed and royalties begin to be paid.

For the period ended June 30, 2016, revenue was $0 and for the period ended June 30, 2017, revenue was $10,628. Revenue in 2017 came exclusively from producer fees generated from the movies “Stuck” and “Cardboard Boxer.”

For the three month period ended December 31, 2016, revenue was $0 and for the three month period ended December 31, 2017, revenue was $1,629.

For the six month period ended December 31, 2016, revenue was $0 and for the six month period ended December 31, 2017, revenue was $2,169. Revenue for the three and six month periods in 2017 came from producer fees generated by “Cardboard Boxer.”

Operating Expenses

For the period ended June 30, 2016, operating expenses were $137,371 and for the period ended June 30, 2017, operating expenses were $3,327,133.

Approximately $2.5 million of the increase from June 30, 2016, to June 30, 2017, was non-cash compensation paid to two directors in the form of common stock in exchange for use of their personal financial statements for ongoing bridge loans needed for movie productions. Most of the remainder of the increase was the increase in salaries paid to the CEO and CFO in fiscal 2017. The CEO’s salary increased from $57,333 in fiscal 2016 to $244,361 in fiscal 2017. The CFO’s salary increased from $9,674 in fiscal 2016 to $108,650 in fiscal 2017.

For the three month period ended December 31, 2016, operating expenses were $196,141 and for the three month period ended December 31, 2017, operating expenses were $838,275. The significant increase in expenses came from stock compensation paid to Debbie Rasmussen and Aaron Klusman ($539,000) and legal and professional fees ($65,000).

For the six month period ended December 31, 2016, operating expenses were $359,431 and for the six month period ended December 31, 2017, operating expenses were $1,287,501. The significant increase in expenses came from the salaries and wages ($215,500), stock compensation paid to Debbie Rasmussen and Aaron Klusman ($539,000), and legal and professional fees ($140,000).

Salary for the CEO for the six months ended December 31, 2017, was $189,647 and for the CFO was $117,500. As of December 31, 2017, not all of the salaries have been paid but have been accrued. As of December 31, 2017, the amount unpaid but accrued for Mike Witherill was $36,117 and the amount unpaid but accrued for John Glassgow was $50,151.

Net Loss

For the fiscal year ended June 30, 2016, the Company incurred a net loss of $144,711 and for the fiscal year ended June 30, 2017, the Company incurred a net loss of $3,321,309. The substantial increase in net loss was primarily due to the non-cash compensation paid to two directors and to the salaries paid to Mr. Witherill and Mr. Glassgow.

For the three month period December 31, 2016, the Company incurred a net loss of $196,416 and for the three month period ended December 31, 2017, the Company incurred a net loss of $843,928.

For the six month period ended December 31, 2016, the Company incurred a net loss of $359,851 and for the six month period ended December 31, 2017, the Company incurred a net loss of $1,294,242.

The net loss for the three and six month periods were a result of no revenue coupled with salaries paid to our CEO and CFO, share compensation paid to Ms. Rasmussen and Mr. Klussman, and legal and professional fees.

As of June 30, 2016, the Company had an accumulated deficit of $71,328 and as of June 30, 2017, the Company had an accumulated deficit of $3,423,410.

As of December 31, 2017, the Company had an accumulated deficit of $4,754,771.

Legal Contingencies

The Company may, in the ordinary course of business, be involved in legal proceedings involving securities, contractual and employment relationships, intellectual property rights, environmental matters, and a variety of other matters, the outcomes of which are not within the Company’s complete control and may not be known for extended periods of time. Legal costs associated with defending these matters are expensed as incurred.

Liquidity and Capital Resources

Our current monthly expenses for operations (excluding funds needed to produce film and television projects) is estimated to be over $200,000. Additionally, the Company owes approximately $107,000 in past-due payroll taxes to the Internal Revenue Service and the State of Arizona. Thus far, our liquidity and capital resources have been provided principally through cash raised from investors and production loans.

Our principal uses of cash in operations include the funding of film productions, film and programming rights acquisitions, and the distribution and marketing of films. We also use cash for debt service (i.e. principal and interest payments) requirements, and capital expenditures.

The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films are earned over an extended period of time after their completion or acquisition. We do not believe that cash flow from operations, cash on hand, and available production financing will be adequate to meet known operational cash, and debt service (i.e. principal and interest payments) requirements for the foreseeable future and are in the process of actively raising capital from sales of equity to investors, lines of credit from financial institutions, and production loans from our directors. These cash and debt service requirements include repayment of the approximately $2.75 million secured note from STADSC, LLC (an affiliate of directors Scott Archer and David Coia), repayment of the $250,000 loan from director Aaron Klusman, and a payment due under an agreement with an actor for The Manuscript. As of February 13, 2018, fifty percent (50%) of the full payment is due to the actor, but management believes this amount will now be due in April 2018 when production of the film is scheduled. While Nick Cassavetes has been paid $250,000 for his services as a director, $1,750,000 remains due, of which $250,000 will be due at the end of May, 2018. This due date is subject to additional extension on a day-for-day basis for each day a rewrite of the film is not completed by February 28, 2018. The remaining portion of his fee is due upon achieving certain milestones during the film production process.

We expect to receive producer fees that will range from $500,000 to $750,000 per film, as well as a facilitation fee of 4% of the film’s budget per film. We plan to raise additional equity funds through common stock sales approximating $10,000,000 over the next twelve months but there is no assurance that this will occur.

Our production agreement with the affiliated company that produced “Stuck” will generate additional fees based on the success of the “Stuck” film which management anticipates could be in excess of $1 million. We do not anticipate more than the nominal fees related to the distribution of the “Cardboard Boxer” film under our production agreement related to this film. We previously paid the former director of “The Manuscript” $815,000 in fees but terminated his services in January 2018 and believe we will get a refund of approximately $266,000 he previously received but there can be no assurance this will occur. Management also anticipates getting revenue generated from the film “The Manuscript” once it is completed and distribution of this film occurs. Management can provide no assurance that any of these amounts will be received and if received, the timing of payment.

The Company has borrowed approximately $3 million through the secured note with STADSC, LLC and the loan from Aaron Klusman discussed above for the purpose of funding its film productions. Both of these loans need to be repaid by March 28, 2018 to avoid accruing additional interest. The Company is seeking a $6 million bank loan to secure long term financing. The Company plans to use approximately $3 million of this long term financing to repay the outstanding secured note and loan, and use the balance to fund its film productions. We do not know what the interest rate and terms of this long term financing arrangement will be at this time nor can we provide assurance that we can obtain this financing.

The Company has no material commitments for capital expenditures as of the end of the latest fiscal period.

Other Commitments and Contingencies

Lease Commitments

The Company has two operating leases for office space in Arizona and for a residential lease in California.

In August 2016, the Company began leasing a residential property in Manhattan Beach, CA to offset travel expenses of company employees related to lodging and meals while conducting business in the Los Angeles area. The terms were month-to-month with rent set at $6,500 per month. The Company leased this residential property through May 2017. Effective June 1, 2017 the Company entered into a non-cancelable operating lease for a different residential property in Manhattan Beach, CA which expires June 30, 2020. The monthly rental payment is $6,500 as of December 31, 2017 and escalates to $6,825 effective June 1, 2019.

Throughout the year ended June 30, 2016 and up to January 2017 the Company leased shared office space from a related party in Gilbert, Arizona, on a month-to-month basis. The monthly rent was charged to the Company on a discretionary basis, averaging $900 per month. Effective January 2017, the Company entered into a month-to-month operating lease agreement for office space in the same building. Rent under this agreement is $900 per month.

The future minimum rental payments under the non-cancelable lease agreement at December 31, 2017 are as follows:

Year Ending June 30,	Amount

2018	$ 39,000
2019	78,325
2020	81,900
Thereafter	-
Total	$ 199,225

Total rent expense was $21,780 and $17,184 for the three months ended December 31, 2017 and 2016, respectively.

Total rent expense was $45,699 and $39,692 for the six months ended December 31, 2017 and 2016, respectively.

Other Commitments

Under the Company’s secured note payable to a related party, in the principal amount of $2,745,797, the noteholder will receive 50% of the Company’s net profit participation in the movie The Manuscript. In the event that the principal and interest balances are paid in full by March 28, 2018, the Company will have the right to acquire 40% of the 50% net profit participation ownership for a purchase price of $4,000,000.

In January 2018 the Company terminated an agreement with a director of its movie The Manuscript. The Company is in final negotiation in settling any potential financial obligation it may have to this director or potential refund it will receive from prior payments made to the director. As of the date ofthis Form 10, the Company expects to receive a refund of $266,800. That amount has been recorded as an other receivable in the accompanying consolidated balance sheet as of December 31, 2017. The Company, through its subsidiary The Manuscript Productions, LLC, has entered into an agreement with Nick Cassavetes to serve as a replacement for the prior director. Mr. Cassavetes will be paid $2,000,000 for his services, of which $250,000 has been paid and $250,000 is due on April 30, 2018, subject to additional extended due dates. The remaining portion of his fee is due upon achieving certain milestones during the film production process. Mr. Cassavetes is also entitled to receive 7.5% of the net profits of the film as well as various bonuses in the event the film reaches certain box office milestones or is nominated for or wins certain awards.

The Company has an agreement with Morgan Freeman to appear in its movie The Manuscript. Mr. Freeman has been paid fifty percent (50%) of his fee already for his role in the movie and as of January 31, 2018, a payment of $1,250,000 is due to Mr. Freeman. As of the date of this Form 10, the payment has not been made and an accrual has not been made for the amount due. The Company has extended the pre-production restart of the movie from January 2018 to April 2018 and while it does not have a written agreement to do so, it expects the payment date requirement to also be extended to April 2018.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

ITEM 3: PROPERTIES.

The Company operates out of its office located at 1166 East Warner Road Suite 101-B, Gilbert, Arizona 85296. The Company also rents a home in California located at 1304 The Strand, Unit C, Manhattan Beach, California, 90206. The Company entered into a residential lease Agreement with Daniel Crosser, dated May 31, 2017, for the lease of this property. The Company pays rent of $6,500 per month for the first 24 months and $6,825 per month thereafter. The lease continues until June 30, 2020.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company capital stock as of December 31, 2017. The Company had 100 million authorized shares of common stock at December 31 and June 30, 2017. There were 62,525,000 and 58,325,000 shares of common stock outstanding on December 31 and June 30, 2017, respectively. A total of 31,400,000 common shares is reserved for future issuance under warrant agreements. The Company had 15 million authorized preferred shares at December 31 and June 2017. There were 3,980,000 shares of preferred stock outstanding on June 30, 2017. All preferred shares outstanding at June 30, 2017 converted to common shares upon the original filing of the prior Form 10 dated November 14, 2017. There are no preferred shares outstanding at December 31, 2017. There are no preferred shares reserved for future issuance.

Security Ownership of Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Stock	Michael Witherill 3916 E. Rawhide Street Gilbert, AZ 85296	15,001,829(1)	23.15%
	John Glassgow 4130 E. Mountain Sage Drive Phoenix, AZ 85044	14,081,677	24.14%
	David S. Coia 302 Signature Terrace Safety Harbor, FL 34695	16,575,000(2)	10.55%
	Aaron Klusman 5102 E. Exeter Boulevard Phoenix, AZ 85018	17,215,000(3)	11.74%
	Scott Archer 6528 N. 27th Street Phoenix, AZ 85016	16,575,000(4)	10.55%

(1) This number includes warrants issued to Mr. Witherill’s wife, Debbie Rasmussen, to purchase 1,500,000 shares issued in exchange for serving as a guarantor under the secured note financing described above.
(2) This number includes warrants to purchase 10,000,000 shares issued in exchange for serving as a lender (through STADSC, LLC) pursuant to the approximately $2.75 million secured note financing described above.
(3) This number includes warrants to purchase 1,500,000 shares issued in exchange for serving as a guarantor under the secured note financing described above and to purchase 8,400,000 shares issued in exchange for serving as a lender pursuant to the $250,000 unsecured loan described above.
(4) This number includes warrants to purchase 10,000,000 shares issued in exchange for serving as a lender (through STADSC, LLC) pursuant to the approximately $2.75 million secured note financing described above.
(5) The warrant shares are not included in the percentage calculations in this column.

The following table sets forth information relating to the beneficial ownership of Company common stock by the Company’s directors and named executive officers, individually, and by all the Company’s officers and directors as a group as of December 31, 2017.

Security Ownership of Management
Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class(5)
Common Stock	Michael Witherill	15,001,829(1)	23.15%
	John Glassgow	14,081,677	24.14%
	David S. Coia	16,575,000(2)	10.55%
	Aaron Klusman	17,215,000(3)	11.74%
	Scott Archer	16,575,000(4)	10.55%
	Executive officers and directors as a group.	81,495,000	80.40%

(1) This number includes warrants issued to Mr. Witherill’s wife, Debbie Rasmussen, to purchase 1,500,000 shares issued in exchange for serving as a guarantor under the secured note financing described above.
(2) This number includes warrants to purchase 10,000,000 shares issued in exchange for serving as a lender (through STADSC, LLC) pursuant to the approximately $2.75 million secured note financing described above.
(3) This number includes warrants to purchase 1,500,000 shares issued in exchange for serving as a guarantor under the secured note financing described above and to purchase 8,400,000 shares issued in exchange for serving as a lender pursuant to the $250,000 unsecured loan described above.
(4) This number includes warrants to purchase 10,000,000 shares issued in exchange for serving as a lender (through STADSC, LLC) pursuant to the approximately $2.75 million secured note financing described above.
(5) The warrant shares are not included in the percentage calculations in this column.

There are no arrangements, including any pledge of securities that may at a subsequent date result in a change of control of the Company.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS.

The names, ages, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions	Term (1)	Period of Service Began
Michael J. Witherill	55	Director/CEO	Until 9/30/2018	11/25/2014
John Glassgow	68	Director/CFO	Until 9/30/2018	11/25/2014
Aaron Klusman	37	Director	Until 9/30/2018	11/25/2015
Scott Archer	55	Director	Until 9/30/2018	1/17/2017
David Coia	62	Director	Until 9/30/2018	11/7/2017

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this filing the Company’s entire Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

The names, ages, positions, terms, and periods served of the Company’s named executive officers are set forth in the following table:

Name	Age	Position	Term	Period of Service Began
Michael J. Witherill	55	CEO	Until 9/30/2018	11/25/2014
John Glassgow	68	CFO	Until 9/30/2018	11/25/2014

Director and Officer Biographical Information

Michael J. Witherill – Director and CEO

Mike Witherill is the Chairman of the Board and CEO of Escondido Innovations, Inc., an entertainment content company, CEO of the Company’s three wholly-owned subsidiaries MJW Media, Inc., MJW Music, Inc. and MJW Television, Inc., and served as founder of MJW Films, LLC. He has produced six movies in the last five years, including Drinking Buddies (staring Ana Kendrick, Olivia Wild and Jake Johnson), Frontera (staring Ed Harris, Eva Longoria, Amy Madigan and Michael Pena), Cardboard Boxer (staring Thomas Hayden Church, Terrence Howard and Boyd Holbrook), and John Wick (starring Keanu Reeves).  Mr. Witherill is also the producer of the soon to be released music movie Stuck (staring Ashanti, Giancarlo Esposito, Amy Madigan, Arden Cho, Omar Chaparro and Gerard Canonico), which has won multiple film festival awards.  Mr. Witherill is currently in early production of the film entitled The Manuscript, which will star Morgan Freeman. Mr. Witherill founded Rise Entertainment, a motion picture production company, in 2012, for which he was the manager and CEO until he sold his interest in 2013. He was the manager of Frontera Productions, LLC, an entity wholly owned by Rise Entertainment and the entity in which the movie Frontera was produced. Mr. Witherill was manager of H & W Movie Partners, LLC since 2009, an entity involved with the production of the movie A Little Bit of Heaven. Mr. Witherill co-founded MJW Films, LLC in 2013. He was a co-manager of MJW Films, LLC until July 2014, and continues to serve as its CEO. MJW Films, LLC created the special purpose movie production entities Stuck Productions, LLC and its related entity Stuck Movie, Inc., J Wick Productions, LLC, Planet Productions, LLC, and Cardboard Productions, LLC. Mr. Witherill is the CEO of each of these entities. Mr. Witherill co-founded MJW Media, LLC in 2013, and served as its CEO until its merger with MJW Media, Inc. in 2016. MJW Media, LLC was a producer loan out and movie production/development company. Mr. Witherill co-founded MJW Music, LLC in 2013, and was its CEO until its merger with MJW Music, Inc. in 2016. MJW Music, LLC was a film music and talent music production company. Mr. Witherill received a football scholarship to Arizona State University where he played and graduated in 1985 with a BA in Business. Mr. Witherill is the Co-Founder of the largest Dunkin Donuts franchisee in the western United States with over 50 current locations.

John D. Glassgow – Director and CFO

John Glassgow is the CFO and a director of Escondido Innovations, Inc., an entertainment content company, as well as its wholly owned subsidiaries, MJW Media, Inc., MJW Music, Inc., and MJW Television, Inc. He has worked with Escondido’s CEO Mike Witherill in the roll of a CFO for Mr. Witherill’s movie productions. Mr. Glassgow has been an executive producer on the films Cardboard Boxer and Stuck.  He is currently the executive producer on the upcoming movie The Manuscript.  Mr. Glassgow has been a CPA for over 40 years.  He has served as CFO of two public companies and has been a founder or co-founder of a variety of entities throughout his career. His endeavors have covered the small to large CPA firms, entertainment industry, manufacturing, construction, architecture, and mortgage brokerage.  Mr. Glassgow is the owner of John D. Glassgow, CPA, in which he has maintained a CPA practice for the past 15 years. Mr. Glassgow has served as CFO of H & W Movie Partners, LLC since 2012, an entity involved with the production of the movie A Little Bit of Heaven. Mr. Glassgow was the CFO of Rise Entertainment, LLC, a motion picture production company, from 2012 through 2013. He was the CFO of Frontera Productions, LLC, an entity wholly owned by Rise Entertainment and the entity in which the movie Frontera was produced. Mr. Glassgow co-founded MJW Films, LLC in 2013 and continues to be its CFO.  He was a co-manager of MJW Films, LLC until July, 2014, after which he became the sole manager. MJW Films, LLC created the special purpose movie productions entities Stuck Productions, LLC and its related entity Stuck Subway Movie, Inc., J Wick Productions, LLC, Planet Productions, LLC, and Cardboard Productions, LLC. Mr. Glassgow is the CFO and manager of each of those entities. Mr. Glassgow co-founded MJW Media, LLC in 2013, and became manager of the entity in 2014.  He served as CFO and manager until its merger with MJW Media, Inc. in 2016. MJW Media, LLC was a producer loan out and movie production/development company. Mr. Glassgow co-founded MJW Music, LLC in 2013, and was its CEO and co-Manager until its merger with MJW Music, Inc. in 2016.  MJW Music, LLC was a film music and talent music production company. Mr. Glassgow graduated from the University of Arizona in 1971 with a BS in Accounting. John is an active member of his church and serves in a variety of capacities for the church.

Aaron Klusman – Director

Aaron Klusman is a serial entrepreneur/private investor who specializes in real estate development. Mr. Klusman co-founded Camelback Realty Group, LLC in 2005 as a real estate holding company and member or partner in other real estate LLCs and partnerships. Mr. Klusman is Co-Founder/Managing Partner in the private investment firm Camelback Partners. He is a Co-Founder/Managing Partner of Camelback Realty Group, which invests principally in real estate land and development. He is Founder/Owner of Neighborhood Concepts, under which he has founded such companies as Zoyo Neighborhood Yogurt, Modern Grove Neighborhood Eatery & Market and Neighborhood Initiatives Beverage Co, in 2016. He is a partner in First Cup, a regional franchisee of Dunkin Donuts, where he assists with business development throughout Arizona, Nevada, California and Colorado. Mr. Klusman also founded Klusman Family Holdings, LLC in 2009, a holding company for other real estate entities. Mr. Klusman serves on the boards of Grand Canyon University’s Colangelo College of Business, Hustle PHOENIX, Fellowship of Christian Athletes, and is the Chairman and founder of Camelback Society. Mr. Klusman graduated from Arizona State University in 2003.

Scott Archer – Director

For more than 2 decades, Mr. Archer has been involved in all aspects of commercial real estate development, including site selection and development, financing, construction, marketing, and establishing and maintaining strong business relationships. Prior to returning to his native state of Arizona, Mr. Archer was a Principal at Trammell Crow Company in Tampa, Florida. Since 1991, Mr. Archer has been the General Partner of Barclay Group Development Holdings, LLLP, a large commercial development company in the Southwestern United States which owns an interest in more than 85 real estate related LLCs for which Mr. Archer is the Manager. He is the Designated Broker for Barclay Real Estate Services. Mr. Archer has an MBA with an emphasis in Finance and Real Estate Development from Southern Methodist University, where he graduated in 1987, and a BS degree from Northern Arizona University, where he graduated in 1984.

David Coia - Director

Since 1982, Mr. Coia has been the Managing Partner and Chief Executive Officer of BGV Limited, LLLP (aka Barclay Group).  Barclay Group is a full service, integrated real estate firm that develops, leases and manages commercial and residential properties from large power centers to master–planned communities. As the Managing Partner and Chief Executive Officer, Mr. Coia has led the company in developing more than 8 million square feet of retail, office and residential real estate.  Besides overseeing day to day operations, one of Mr. Coia’s roles is generating capital through both private and institutional sources. Barclay Group has a significant presence in the retail market with over 120 completed centers. Barclay Group is an active residential developer in the Eastern region of the country.  The firm has joint ventured with many national home builders such as Ryland Homes, MI homes, Lennar Homes, KB Homes and Taylor Morrison Homes. Barclay Group owns an interest in more than 20 LLCs for which Mr. Coia is the Manager. Mr. Coia graduated from the New Hampshire Exeter High School in 1973 and has continued his education through his entrepreneur endeavors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time.

●	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6: EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The following table sets forth, for the fiscal years ended June 30, 2017 and June 30, 2016, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year Ended June 30,	Salary($)	Total ($)
Michael J. Witherill, CEO	2017	244,361	244,361
	2016	57,333	57,333
John Glassgow, CFO	2017	108,650	108,650
	2016	9,674	9,674

Director Compensation

Director Compensation
Name	Stock Awards ($)		Total ($)
Michael J. Witherill	$0		$0
John Glassgow	$0		$0
Aaron Klusman	$18,750	(1)	$18,750
Scott Archer	$18,750	(1) (2)	$18,750
David Coia	$18,750	(1) (2)	$18,750

(1) Each independent director was granted 75,000 shares of common stock valued at $.25 per share for his service as a director.
(2) Compensation was recorded in an amount of approximately $2.4 million in exchange for the use of Messrs. Archer and Coia’s financial statements for bridge loans for movie production but these amounts were unrelated to service as a director.

Employment Agreements

The Company has no employment agreements with its executive officers.

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

In November, 2016, MJW Media, Inc. merged with MJW Media, LLC, an Arizona limited liability company, with MJW Media, Inc. being the surviving entity, and MJW Music, Inc. merged with MJW Music, LLC, an Arizona limited liability company, with MJW Music, Inc. being the surviving entity. Additionally, the Company formed a third wholly owned subsidiary, MJW Television, Inc., a Delaware corporation. The Company currently has three wholly owned subsidiaries: MJW Media, Inc., MJW Music, Inc., and MJW TV, Inc.

John Glassgow, the Company’s CFO owned 50% of MJW Media, LLC, and Debbi Rasmussen (CEO Mike Witherill’s wife), owned 50%. In addition, Mr. Glassgow and Ms. Rasmussen were co-managers of the LLC. As part of MJW Media, LLC’s merger with MJW Media, Inc., Mr. Glassgow and Ms. Rasmussen received an aggregate of 4,000,000 shares of common stock of the Company.

Mr. Glassgow and Ms. Rasmussen were also co-managers of MJW Music LLC, and owned 45% and 36% of the LLC respectively. Mike Witherill additionally owned 11.5% of MJW Music LLC.

MJW has producer agreements with MJW Films to develop the film “Stuck” and the film “Cardboard Boxer” and a music production agreement with Stuck Productions, LLC to produce music for the film “Stuck.” These projects are now complete. The Company may receive revenue in the future based on revenue generated by the films or the music. Stuck Production LLC is controlled by MJW Films, LLC, which owns 90.5% of Stuck Production LLC. The remaining 9.5% ownership of Stuck Production LLC is owned by M&M Construction, LLC, which owns 2.2% and board members and investors Scott Archer and Aaron Klusman, who own 2.3% and 5.0% respectively.

MJW Films, LLC is an Arizona limited liability company. Mike Witherill, CEO of the Company, and John Glassgow, CFO of the Company, are the CEO and CFO of MJW Films LLC respectively and own or beneficially own 38% of the MJW Films, LLC. In addition, John Morgan, a former member of the board of directors of the Company, owns 7.5% of MJW Films LLC.

The Company carries three notes payable to MJW Films LLC in the amount of $62,450 as of both September 30, 2017 and 2016. The notes are dated June 30, 2014, June 30, 2015, and June 30, 2016, in the amounts of $29,930, $5,045, and $27,475 respectively. The note dated June 30, 2014 was originally due on June 30, 2017, but was extended to June 30, 2018 and the other two notes are due and payable three years from the date of the note, along with accrued interest at 4% per annum.

Mr. Archer also made a $150,000 equity investment into Child Support Production Company, LLC, a majority owned subsidiary of MJW Media, Inc. He will participate on a pari passu basis with other equity holders in the LLC, and is guaranteed his original investment plus 20%.

The Company and our subsidiary The Manuscript Productions, LLC have a secured note in place to finance up to approximately $2.75 million for this movie pursuant to an Amended and Restated Loan Agreement dated December 28, 2017 entered into with STADSC, LLC (an affiliate of Scott Archer and David Coia, who are both directors of the Company), as lender. This secured note replaced a prior short term note in the amount of approximately $1,995,000. The maturity date of this loan is December 28, 2018. A fixed interest charge of $599,159 is due on this loan. If the loan has not been paid in full by March 28, 2018, then the principal and the fixed interest charge will each begin accruing interest at a rate of 2.5% per month. Additionally, the Company will pay the lenders, as interest, 50% of the Company’s net profit participation in The Manuscript from and after August 21, 2017. However, the parties have also executed a Repurchase Option providing that if the loan is paid in full before by March 28, 2018, then the Company and The Manuscript Productions, LLC have the option to purchase, for a price of $4,000,000, 40% of the 50% of the net profit participation paid to the lenders as interest, reducing the lender’s net profit participation to 10%. In conjunction with this loan, the parties have also executed a Line of Credit Note, three Security Agreements, a Tax Credit Pledge and Security Agreement, a Net Profit Participation Agreement and Assignment, a Copyright Assignment Agreement. Additionally, Mike Witherill, his wife Debbie Rasmussen, Aaron Klusman, his wife Sarah Klusman, and the Company executed a Guaranty guaranteeing repayment of this secured note.

On December 22, 2017, the Company issued warrants to directors Scott Archer and David Coia to each purchase 10,000,000 shares of common stock, at an exercise price of $.25 per share, in exchange for serving as lenders through STADSC, LLC pursuant to the approximately $2.75 million secured note financing described above. The value of the warrants is $1,798,946 each.

On December 28, 2017, the Company issued warrants to Debbie Rasmussen, wife of Mike Witherill, and to Aaron Klusman to each purchase 1,500,000 shares of common stock, at an exercise price of $.25 per share, in exchange for serving as guarantors under the approximately $2.75 million secured note financing described above. The value of the warrants is $269,562 each.

The Company has agreed to enter into an unsecured promissory note with Aaron Klusman which documentation is pending for a loan of $250,000 due on December 28, 2018. A fixed interest charge of $50,000 was due and has been paid on this loan in addition to $50,000 of principal. If the loan has not been paid in full by March 28, 2018, then the principal balance will begin accruing interest at a rate of 2.5% per month.

Accrued interest on all the outstanding loans is $619,840 as of December 31, 2017.

On December 28, 2017, the Company issued warrants to Aaron Klusman to purchase 8,400,000 shares of common stock, at an exercise price of $.25 per share, in exchange for serving as a lender pursuant to the $250,000 loan described above.

No warrants have been forfeited or exercised as of December 31, 2017.

As of December 31, 2017 and June 30, 2017 four separate related party entities owed the Company a total of $37,678 and $20,584, respectively, for funds advanced by the Company. The amounts are due on demand and do not bear interest.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has three independent directors. All current directors are shareholders of the Company.

ITEM 8: LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock.

Inclusion on the OTC Quotation Board permits price quotations for shares to be published by that service.  Although the Company intends to submit an application to a market maker for the OTC Quotation Board, it is not anticipated for shares to immediately be traded in the public market. Also, secondary trading of shares may be subject to certain state imposed restrictions. Except for the application, we may submit to a market maker for the OTC Quotation Board, there are no plans, proposals, arrangements, or understandings with any person concerning the development of a trading market in any of our securities.  There can be no assurance that the Company’s shares will be accepted for trading on the OTC Quotation Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained.

Without an active public trading market, a stockholder may not be able to liquidate his or her shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to the actual financial condition of the Company or results of operations.  Factors discussed in this Offering, including the many risks associated with an investment in our securities, may have a significant impact on the market price of the common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state.  A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, there are no plans to register our securities in any particular state.

There is no public trading market for the Company’s common stock. The Company’s Certificate of Incorporation provide that the Company has the authority to issue 115,000,000 shares of capital stock, which are currently divided into two classes as follows: 100,000,000 shares of common stock, par value of $0.001 per share, and 15,000,000 shares of preferred stock, par value of $0.001 per share. As of December 31, 2017 there were approximately 1,920 holders of record of the Company’s common stock and the Company had 62,525,000 shares of common stock issued and outstanding. All shares held by officer and directors of the Company are restricted shares subject to Rule 144 and may not be sold and/or transferred without further registration under the Act or pursuant to an applicable exemption. The Company has no agreement in place to register any of its shares with the Securities and Exchange Commission. No dividends have been declared on the Company’s stock, nor does the Company foresee any dividends being declared in the near future.

Equity Compensation Plans

The Company has no equity compensation plans.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES.

The Company has made the following unregistered sales of its securities, in the past three years:

Class	Purchaser	Date of Sale	Amount of Securities Sold		Aggregate Offering Price
Common Stock	Scott Archer	6/30/2017	5,000,000	(1)	$30,000
	David Coia	6/30/2017	5,000,000	(1)	$30,000
	Scott Archer	12/22/2017	10,000,000	(2)	N/A
	David Coia	12/22/2017	10,000,000	(2)	N/A
	Debbie Rasmussen	12/28/2017	1,500,000	(3)	N/A
	Aaron Klusman	12/28/2017	1,500,000	(3)	N/A
	Aaron Klusman	12/28/2017	8,400,000	(4)	N/A
	M&M Construction, LLC	11/20/2017	220,000		$55,000
Preferred Stock(5)	Kirt & Jacqueline Davis	1/18/2017	40,000		$10,000
	M & M Contractors, LLC	1/18/2017	100,000		$25,000
	Aaron Klusman	4/8/2016	840,000		$210,000
	Scott Archer	6/30/2017	1,400,000		$350,000
	David Coia	6/30/2017	1,400,000		$350,000

(1) Mr. Archer and Mr. Coia allowed the Company to use their personal financial statements to enable the Company to obtain bridge loans for movies that it periodically produces. In exchange, the Company allowed Mr. Archer and Mr. Coia to purchase common stock for $.006 per share.
(2) Mr. Archer and Mr. Coia were issued warrants to purchase 10,000,000 shares of common stock each, at an exercise price of $.25 per share, in exchange for serving as lenders pursuant to the approximately $2.75 million secured note financing described above.
(3) Ms. Rasmussen and Mr. Klusman were issued warrants to purchase 1,500,000 shares of common stock each, at an exercise price of $.25 per share, in exchange for serving as guarantors under the approximately $2.75 million secured note financing described above.
(4) Mr. Klusman was issued warrants to purchase 8,400,000 shares of common stock, at an exercise price of $.25 per share, in exchange for servicing as a lender pursuant to the $250,000 unsecured loan described above.
(5) The preferred stock was subsequently converted into common stock upon filing of the prior Form 10 dated November 14, 2017.

Each of the foregoing unregistered sales was exempt from registration under Section 4(a)(2) and Rule 506 of the Securities Act, as none of the transactions involved a public offering.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Certificate of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Certificate of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Certificate of Incorporation does not provide for cumulative voting or preemptive rights.

The Company’s preferred stock was converted into common stock upon the filing of the prior Form 10 dated November 14, 2017.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Delaware law, except that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

Limitation of Liability of Directors

Pursuant to the Delaware General Corporation Law, our Articles of Incorporation exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner he believed to be in our best interests.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements:

The financial statements listed in the “Index to Consolidated Financial Statements” at page F-1 are filed as part of this registration statements.

(b)	Index to Exhibits:

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among Escondido Innovations, Inc., MJW Music Corporation and MJW Music LLC, dated as of November 9, 2016, incorporated by reference to Exhibit 2.1 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

2.2
Agreement and Plan of Merger by and among Escondido Innovations, Inc., MJW Media Corporation, and MJW Media, LLC, dated as of November 9, 2016, incorporated by reference to Exhibit 2.2 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

3.1	Certificate of Incorporation of Escondido Innovations, Inc., incorporated by reference to Exhibit 3.1 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
3.2	Certificate for Renewal and Revival of Charter, incorporated by reference to Exhibit 3.2 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
3.3	Bylaws of Escondido Innovations, Inc., dated as of November 25, 2014, incorporated by reference to Exhibit 3.3 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
10.1
Producer Agreement between Cardboard Productions, LLC and MJW Media, LLC, dated as of November 21, 2013, incorporated by reference to Exhibit 10.1 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.2	Agreement between MJW Music, LLC and Stuck Subway Movie, Inc., dated as of May 6, 2014, incorporated by reference to Exhibit 10.2 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
10.3
Producer Agreement between Stuck Productions, LLC and MJW Media, LLC, dated as of June 16, 2014, incorporated by reference to Exhibit 10.3 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.4
Option/Purchase Agreement between MJW Media, LLC and Leia Kaushik, dated as of September 14, 2015, incorporated by reference to Exhibit 10.4 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.5	Short Form Option Extension between MJW Media, LLC and Leia Kaushik, dated as of May 5, 2017, incorporated by reference to Exhibit 10.5 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
10.6
Memorandum of Understanding between Mike Witherill on behalf of MJW Media, LLC and Pete Rosen, dated February 2, 2016, incorporated by reference to Exhibit 10.6 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.7
Screenplay Option/Purchase Agreement “Child Support” between MJW Media, LLC and Pete Rosen and Gary Bowen, dated as of August 1, 2016, incorporated by reference to Exhibit 10.7 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.8	Music Recording Contract between MJW Music and McKenna Breinholt, dated August 19, 2016, incorporated by reference to Exhibit 10.8 of the Form 10 filed on February 14, 2018 (File No. 000-55868).
10.9
Theatrical Writer’s Agreement between Child Support Productions, LLC and Ben Bolea, dated as of February 6, 2017, incorporated by reference to Exhibit 10.9 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.10
Term Sheet for “The Manuscript” between MJW Media, Inc. and Zero Gravity Management, dated February 21, 2017, incorporated by reference to Exhibit 10.10 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.11
Residential Lease or Month-to-Month Agreement between Escondido Innovations, Inc. and Daniel Crosser, dated May 31, 2017, incorporated by reference to Exhibit 10.11 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.12
Sales Agency Agreement between Highland Film Group, LLC and MJW Media Inc., dated July 19, 2017, incorporated by reference to Exhibit 10.12 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.13
Sales Agency Agreement between Highland Film Group, LLC and Child Support Productions LLC, dated October 24, 2016, incorporated by reference to Exhibit 10.13 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.14
Amended and Restated Loan Agreement among Manuscript Productions, LLC, MJW Media, Inc., and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.14 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.15
Repurchase Option among MJW Media, Inc., Manuscript Productions, LLC, and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.15 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.16
Line of Credit Note entered into by MJW Media, Inc. and Manuscript Productions, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.16 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.17
Security Agreement – Feature Film between Manuscript Productions, LLC, and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.17 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.18
Security Agreement – Feature Films among Manuscript Productions, LLC, MJW Media, Inc., and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.18 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.19
Security Agreement – Feature Film between MJW Media, Inc., and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.19 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.20
Tax Credit Pledge and Security Agreement among Manuscript Productions, LLC, Scott Archer, and David Coia, dated December 28, 2017, incorporated by reference to Exhibit 10.20 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.21
Net Profit Participation Agreement and Assignment among MJW Media, Inc., Manuscript Productions, LLC, and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.21 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.22
Copyright Assignment Agreement between Manuscript Productions, LLC and STADSC, LLC, dated December 28, 2017, incorporated by reference to Exhibit 10.22 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.23
Guaranty entered into by Michael Witherill, Debbie Rasmussen, Aaron Klusman, Sarah Klusman, and Escondido Innovations, Inc., dated December 28, 2017, incorporated by reference to Exhibit 10.23 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

10.24	Form of Warrant to Purchase Common Stock for warrants issued to Scott Archer, David Coia, Aaron Klusman and Debbie Rasmussen.
10.25	Attachment/Hold Agreement between The Manuscript Productions, LLC and Idc2, Inc. f/s/o Nick Cassavetes, dated as of February 2, 2018.
21.1	Subsidiaries, incorporated by reference to Exhibit 21.1 of the Form 10 filed on February 14, 2018 (File No. 000-55868).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Escondido Innovations, Inc.
(Registrant)

Date: March 28, 2018	By:	/s/ Mike Witherill
Mike Witherill, Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Escondido Innovations, Inc.

We have audited the accompanying consolidated and combined balance sheets of Escondido Innovations, Inc. (“Escondido”) as of June 30, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2017. Escondido’s management is responsible for these consolidated and combined financial statements. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Escondido Innovations Inc. as of June 30, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated and combined financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the consolidated and combined financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber Hass Hurley LLP
Camarillo, California
November 13, 2017

ESCONDIDO INNOVATIONS, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
AS OF JUNE 30,

	2017	2016
ASSETS
CURRENT ASSETS:
Cash	$203	$62
Accounts Receivable, Related Parties	112,436	233,050
Employee Advances	47,109	-
Due from Related Parties	20,584	2,784
Prepaid Expenses	25,000	-
Total Current Assets	205,332	235,896

OTHER ASSETS:
Development Costs	151,945	80,000
Deposits	10,000	-
Other asset	181	-
Total Other Assets	162,126	80,000

TOTAL ASSETS	$367,458	$315,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts Payable	$77,735	$81,860
Credit Cards Payable	20,868	-
Accrued Salaries	48,000	-
Payroll Taxes Payable	66,238	5,738
Accrued Interest	12,552	8,396
Accrued Preferred Stock Dividends	32,392	1,619
Due to Related Parties	20,393	1,171
Note Payable	20,000	20,000
Current Portion of Long-Term Notes Payable, Related Parties	88,465	45,920
Total Current Liabilities	386,643	164,704

LONG-TERM LIABILITIES:
Notes Payable, Related Party	27,475	32,520

TOTAL LIABILITIES	414,118	197,224

STOCKHOLDERS’ EQUITY:
Common Stock, Par Value $0.001	58,325	48,000
Preferred Stock, Par Value $0.001	3,980	840
Additional Paid In Capital	3,814,445	261,160
Stock Subscription Receivable	(500,000)	(120,000)
Accumulated Deficit	(3,423,410)	(71,328)
Total Stockholders’ (Deficit) Equity	(46,660)	118,672

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367,458	$315,896

ESCONDIDO INNOVATIONS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30,

	2017	2016

REVENUES - Producer’s Fees	$10,628	$-
OPERATING EXPENSES:
General and Administrative Expenses	3,327,133	137,371

LOSS FROM OPERATIONS	(3,316,505)	(137,371)

OTHER INCOME / (EXPENSE):
Interest Expense	(4,804)	(7,340)

NET LOSS	$(3,321,309)	$(144,711)

Basic and Diluted Loss Per Share	$(0.07)	$(0.00)
Weighted Average Shares Outstanding	48,265,479	48,000,000

ESCONDIDO INNOVATIONS, INC.
CONSOLIDATED AND COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2017 AND 2016

	Common Stock			Preferred Stock
	Shares	Amount (Par Value $0.001)	Common Stock additional Paid In Capital	Shares	Amount Par Value $0.001)	Preferred Stock Additional Paid In Capital	Stock Subscription Receivable	Retained Earnings (Accumulated Deficit)	Total
Balance June 30, 2015	48,000,000	$48,000	$52,000	$-	$-	$-		$75,002	$175,002
Issuance of stock for cash, net of offering costs	-	-	-	840,000	840	209,160	(120,000)	-	90,000
Dividends	-	-	-	-	-	-	-	(1,619)	(1,619)
Net loss	-		-	-	-	-	-	(144,711)	(144,711)
Balance June 30, 2016	48,000,000	$48,000	$52,000	840,000	$840	$209,160	$(120,000)	$(71,328)	$118,672
Cash received for stock subscription	-	-	-	-	-	-	120,000	-	120,000
Issuance of stock for cash, net of offering costs	10,000,000	10,000	50,000	2,940,000	2,940	732,060	(500,000)	-	295,000
Stock recorded as compensation			2,440,000						2,440,000
Stock issued as compensation	225,000	225	56,025	200,000	200	49,800	-	-	106,250
Shares issued to retire debt	100,000	100	24,900	-	-	-	-	-	25,000
Contributions	-	-	200,500	-	-	-	-	-	200,500
Dividends	-	-		-	-	-	-	(30,773)	(30,773)
Net loss	-	-		-	-	-	-	(3,321,309)	(3,321,309)
Balance June 30, 2017	58,325,000	$58,325	$2,823,425	3,980,000	$3,980	$991,020	$(500,000)	$(3,423,410)	$(46,660)

ESCONDIDO INNOVATIONS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,321,309)	$(144,711)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) ) Operations:
Stock Issued for Services	2,546,250	-
Change in Operating Assets and Liabilities:
Accounts Receivable, Related Parties	120,614	3,017
Employee Advances	(47,109)	-
Due from Related Parties	(17,800)	6,690
Prepaid Expenses	(25,000)	-
Other Assets	(10,181)	-
Accounts Payable	(4,125)	59,737
Credit Cards Payable	20,868	-
Accrued Salaries	48,000	-
Payroll Taxes Payable	60,500	5,738
Accrued Interest	4,156	7,199
Dividends payable	30,773	1,619
Due to Related Parties	19,222	(11,174)
Net Cash Used in Operations	(575,141)	(71,885)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in projects in development	(71,945)	(80,000)
Net Cash Used in Investing Activities	(71,945)	(80,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Notes Payable	62,500	63,465
Cash Contributions to Subsidiaries (prior to mergers)	200,500	-
Proceeds from the Sale of Preferred Stock	235,000	90,000
Proceeds from the Sale of Common Stock	60,000	-
Payments Against Subscription Receivable	120,000	-
Dividends	(30,773)	(1,619)
Net Cash Provided by Financing Activities	647,227	151,846
NET INCREASE (DECREASE) IN CASH	141	(39)
CASH, BEGINNING OF YEAR	62	101
CASH, END OF YEAR	$203	$62

Cash Paid During The Year For:
Interest	$-	$-
Income Taxes	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock Subscription Receivable for Sale of Preferred Stock	$500,000	$120,000
Note Payable Converted Into Common Stock	$25,000	-
Issuance of Common Stock in Subsidiary Merger Transactions	$8,000	$-

Escondido Innovations, Inc.
Notes to Consolidated and Combined Financial Statements
June 30, 2017 and 2016

1. DESCRIPTION OF BUSINESS

Nature of Operations
Escondido Innovations, Inc. (the “Company”) was organized in Delaware on July 10, 2007 following a Plan of Reorganization issued by the U.S. Bankruptcy Court for the District of Arizona following Chapter 11 proceedings involving debtor Integrated Information Systems, Inc.

In November 2016, the Company formed three wholly-owned subsidiaries in the State of Delaware – MJW Media, Inc. (“Media”), MJW Music, Inc. (“Music”), and MJW Television Inc. (“TV”). In November 2016, Media merged with MJW Media, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with Media being the surviving entity, and Music merged with MJW Music, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with Music being the surviving entity. As of June 30, 2017, TV had no operations or account balances.

MJW Media LLC had two wholly-owned subsidiaries: Matefinder Productions LLC (“Matefinder”), an Arizona limited liability company formed in January 2016, and Child Support Productions LLC (“Child Support”), an Arizona limited liability company formed in February 2016. These wholly-owned subsidiaries are now subsidiaries of MJW Media Inc. In March 2017, MJW Media Inc. formed a new wholly-owned subsidiary in the State of Arizona – Clara Bow Productions LLC (“Clara Bow”). As of June 30, 2016, Child Support had no operations or account balances. As of June 30, 2017, Clara Bow had no operations or account balances.

Principal Products
The business of the Company is to operate our three subsidiaries, MJW Media Inc., MJW Music Inc. and MJW Television Inc. Media and TV intend to produce, distribute, and market feature-length films, television series and mini-series, and television movies, from initial creative development through principal photography, postproduction, distribution, and ancillary sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Preparation
These consolidated and combined financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

(b)     Principles of Consolidation and Combination
Principles of consolidation for the year ended June 30, 2017–For the year ended June 30, 2017, the financial statements of Escondido Innovations, Inc. represent the consolidation of Escondido Innovations, Inc. and its wholly-owned subsidiaries which were formed during the year ended June 30, 2017. Based on the common ownership among these entities, the acquisitions were recorded at historical book value. The consolidated financial statements include the accounts and transactions of the following entities:
a.	Escondido Innovations, Inc.
b.	MJW Media, Inc., and its subsidiaries, Matefinder Productions LLC and Child Support Productions LLC
c.	MJW Music, Inc.

All significant intercompany accounts and transactions have been eliminated in the consolidation.

Principles of combination for the year ended June 30, 2016–For the year ended June 30, 2016, the financial statements of Escondido Innovations, Inc. represent the combination of several separate legal entities which share substantially common ownership. The combined financial statements include the accounts and transactions of the following entities:
a.	Escondido Innovations, Inc.
b.	MJW Media, LLC, and its subsidiary, Matefinder Productions LLC
c.	MJW Music, LLC

All significant intercompany accounts and transactions have been eliminated in the combination.

(c) Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs for investment in films and television programs; estimates of sales returns and other allowances and provisions for doubtful accounts; fair value of equity-based compensation; income taxes; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments, and intangible assets. Actual results could differ from such estimates.

(d) Revenue Recognition
The Company records revenue when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; fees for the arrangement are fixed or determinable; and collectability is reasonably assured.

Film and Television Program Revenue
The Company currently plans on recognizing future film and television program revenues as follows:
Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company’s participation in box office receipts. Revenue from the sale of DVDs and Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, including digital and electronic-sell-through (“EST”) arrangements, such as download-to-own, download-to-rent, video-on-demand and subscription video-on-demand, revenue is recognized when the Company is entitled to receipts and such receipts are determinable. Revenues from television or digital licensing for fixed fees are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on the Company’s assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on the Company’s assessment of the relative fair value of each title.

Producer Fee Revenue
Producer fees are recognized when the services have been performed. If upon receipt of the fees all services have not been provided, the fees will be deferred and recognized as the services are performed.

Music Revenue
Music revenues are recognized when the musical content has been delivered to the customer.

(e) Cash and Cash Equivalents
Cash and cash equivalents include cash deposits at financial institutions and investments that have maturities of three months or less at the date of purchase. As of June 30, 2017 and 2016, the Company had no cash equivalents.

(f) Accounts Receivable
Accounts receivable are stated at the amount the Company expects to collect. The carrying amount of gross accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances to determine if an allowance is necessary based on the available facts and circumstances, credit-worthiness, past transaction history with the customer, and current economic industry trends. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved.

The allowance for doubtful accounts was zero at both June 30, 2017 and 2016.

(g) Film, Television Programs, and Music Production Costs
Film, television program, and music production costs are capitalized in accordance with ASC 926 Entertainment - Films. The capitalized amount is stated at the lower of cost, less accumulated amortization, or fair value. These costs represent capitalized costs for the production of films and other entertainment projects. In addition to the films, television programs and music being produced, costs of productions in development are capitalized as development costs and are transferred to production costs when the project is set for production. Films, television programs and music in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects, as well as amounts paid to musical artists. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Once a project is released to consumers, the capitalized costs are amortized on an individual project basis in the proportion that the current revenue for each project bears to the estimated remaining unrecognized revenue to be received from all sources for each project as of the beginning of the current year. Revenue and cost forecasts are periodically reviewed by management and revised when warranted.

The carrying value of the film costs are reviewed for impairment each reporting period on a project-by-project basis. If events or changes in circumstance indicate that the fair value of the capitalized costs on a specific project is less than its carrying value, an impairment charge is recognized in the amount by which the unamortized costs exceed the project’s fair value.

The Company has not completed any projects as of June 30, 2017 and, accordingly, has not recognized any impairment charge.

The Company had two feature films and several music projects in development as June 30, 2017. The Development Costs to date are as follows:
Development Costs
Balance at July 1, 2015	$-
Additions	80,000
Transferred to Production Costs	-
Expensed	-
Balance at June 30, 2016	80,000
Additions	71,945
Transferred to Production Costs	-
Expensed	-
Balance at June 30, 2017	$151,945

(h) Income Taxes
The provision for income taxes is computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on future tax assets and liabilities of a change in tax rates is recognized in the period that substantive enactment occurs. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant taxing authority would “more likely than not” sustain the position following an audit. Management believes that all of the positions taken on its federal and state income tax returns would more likely than not be sustained upon examination. The Company’s tax returns for 2016, 2015, 2014, and 2013 are subject to possible federal and state examination, generally for three years after they are filed for federal and four years after they are filed for state.

(i) Share-Based Compensation
Employee and board member share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

(j) Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share is calculated by dividing net loss by the weighted average number of common and common equivalent shares, such as the convertible preferred stock, outstanding for the period. We had net losses for the years ended June 30, 2017 and 2016 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purposes of calculating earnings per share. Accordingly, all shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the years ended June 30, 2017 and 2016. Total common stock equivalents that could be convertible into common stock were 3,980,000 and 840,000 for 2017 and 2016, respectively.

(k) Fair Value of Financial Instruments
The Company’s financial instruments include cash, accounts receivable, employee advances, due from related parties, prepaid expenses, development costs, deposits, accounts payable, credit cards payable, accrued expenses, and due to related parties. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments. The carrying value of short and long-term debts approximates fair value because those financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality.

(l) Recent Accounting Pronouncements
ASU 2014-09 Revenue Recognition: In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update relating to the recognition of revenue from contracts with customers, which will supersede most current U.S. GAAP revenue recognition guidance, including industry-specific guidance. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Based on the current guidance, the new framework will become effective on either a full or modified retrospective basis for the Company on July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2015-17 Income Taxes – Balance Sheet Classification of Deferred Taxes: In November 2015, the FASB issued the guidance related to the presentation of deferred taxes on the balance sheet. The amendments under the new guidance require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-01 Recognition and Measurement of Financial Instruments: In January 2016, the FASB issued new guidance that addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other provisions, the new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. For investments without readily determinable fair values, entities have the option to either measure these investments at fair value or at cost adjusted for changes in observable prices minus impairment. The guidance is effective for the Company’s fiscal year beginning July 1, 2018. Early adoption is not permitted, except for certain provisions relating to financial liabilities. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-02 Accounting for Leases: In February 2016, the FASB issued guidance on accounting for leases which requires lessees to recognize most leases on their balance sheets for the rights and obligations created by those leases. The new guidance also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company’s fiscal year beginning July 1, 2019, with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-07 Equity Method of Accounting: In March 2016, the FASB issued guidance that changes the requirements for equity method accounting when an investment qualifies for use of the equity method as a result of an increase in the investor’s ownership interest in or degree of influence over an investee. The guidance (i) eliminates the need to retroactively apply the equity method of accounting upon qualifying for such treatment, (ii) requires that the cost of acquiring the additional interest in an investee be added to the basis of the previously held interest and (iii) requires that unrealized holding gains or losses for available-for-sale equity securities that qualify for the equity method of accounting be recognized in earnings at the date the investment becomes qualified for use of the equity method of accounting. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-09 Employee Share-Based Payment Accounting: In March 2016, the FASB issued amended guidance related to employee share-based payment accounting. The guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled, to be implemented on a prospective basis. The guidance also requires presentation of excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity, and can be applied retrospectively or prospectively. The guidance increases the amount companies can withhold to cover income taxes on awards without triggering liability classification for shares used to satisfy statutory income tax withholding obligations and requires application of a modified retrospective transition method. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-15 Classification of Certain Cash Receipts and Cash Payments: In August 2016, FASB issued the guidance intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The guidance is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-16 Intra-Entity Transfers of Assets Other Than Inventory: In October 2016, the FASB issued guidance that requires immediate recognition of income tax consequences of intercompany asset transfers, other than inventory transfers.  Existing GAAP prohibits recognition of income tax consequences of intercompany asset transfers whereby the seller defers any net tax effect and the buyer is prohibited from recognizing a deferred tax asset on the difference between the newly created tax basis of the asset in its tax jurisdiction and its financial statement carrying amount as reported in the consolidated financial statements.  The guidance specifically excludes from its scope intercompany inventory transfers whereby the recognition of tax consequences will take place when the inventory is sold to third parties. The guidance is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-17 Consolidation – Interests Held through Related Parties That Are under Common Control: In October 2016, the FASB issued guidance that amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Under the amendments, a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interests in their entirety. Instead, a single decision maker is required to include those interests on a proportionate basis consistent with indirect interests held through other related parties. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-18 Statement of Cash Flows – Restricted Cash: In November 2016, the FASB issued guidance that requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance will be applied retrospectively and is effective for the Company’s fiscal year beginning July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-01 Clarifying the Definition of a Business: In January 2017, the FASB issued guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. If substantially all of the fair value is concentrated in a single asset or a group of similar assets, the acquired set is not a business. If this is not met, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. Determining whether a set constitutes a business is critical because the accounting for a business combination differs significantly from that of an asset acquisition. The guidance is effective for the Company’s fiscal year beginning July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-08 Receivables – Nonrefundable Fees and Other Costs: In March 2017, the FASB issued guidance which shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. The amendments are effective for the Company’s fiscal year beginning July 1, 2020, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-09 Stock Compensation – Scope of Modification Accounting: In May 2017, the FASB issued guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The guidance will allow companies to make certain changes to awards, such as vesting conditions, without accounting for them as modifications. It does not change the accounting for modifications. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-11 Earnings Per Share, Distinguishing Equity from Liabilities and Derivatives and Hedging: In July 2017, the FASB issued guidance which addresses the complexity of accounting for certain financial instruments with down-round features and finalizes pending guidance related to mandatorily redeemable non-controlling interests. Under the guidance, when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The guidance is effective for the Company’s fiscal year beginning July 1, 2019, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

3. NOTE PAYABLE

In March 2016, the Company entered into a note payable agreement for the amount of $20,000. The note required a flat 20% interest to be paid in addition to the principal amount. The note is due on demand and had a balance of $20,000 at both June 30, 2017 and 2016. Total accrued interest for this note is $4,000 as of both June 30, 2017 and 2016.

4. RELATED PARTY DEBT

Related party debt consisted of the following at June 30, 2017 and 2016:
	2017	2016

Unsecured Promissory Note Payable to a related party, dated June 30, 2016 and due June 30, 2019. The Note has stated interest rate of 4% per annum.	$27,475	$27,475

Unsecured Promissory Note Payable to a related party, dated June 30, 2015 and due June 30, 2018. The Note has stated interest rate of 4% per annum.	5,045	5,045

Unsecured Promissory Note Payable to a related party, dated June 30, 2014 and originally due June 30, 2017; the Note was amended to extend the maturity date to June 30, 2018. The Note has stated interest rate of 4% per annum.	29,930	29,930

Unsecured Balloon Note Payable to a shareholder, dated March 16, 2017 and originally due September 15, 2017; the Note was amended to extend the maturity date to December 15, 2017. The Note has a stated interest rate of 8% per annum.	12,500	-

Unsecured Loan from a shareholder and board member originating in June 2017 and due on demand. The loan bears interest at a rate of 8% per annum.	25,000	-

Unsecured Demand Note Payable to a related party dated January 22, 2016. The Note has stated interest rate of 8% per annum.	14,990	14,990

Unsecured amount due to a related party due on demand. The loan bears no interest.	1,000	1,000

Total	115,940	78,440

Less: Current Portion	88,465	45,920

Long-Term Portion of Related Party Debt	$27,475	$32,520

The Company recorded a total of $4,156 and $4,396 in interest expense associated with the above related party debt for the years ended June 30, 2017 and 2016, respectively. Total accrued interest for the above related party debt was $8,552 and $4,396 at June 30, 2017 and 2016, respectively.

5. COMMITMENTS AND CONTINGENCIES

Lease Commitments
The Company has two operating leases for office space in Arizona and for a residence in California.

In August 2016, the Company began leasing a residential property in Manhattan Beach, CA to offset travel expenses of Company employees related to lodging and meals while conducting business in the Los Angeles area. The terms were month-to-month with rent set at $6,500 per month. The Company leased this residential property through May 2017. Effective June 1, 2017 the Company entered into a non-cancelable operating lease for a different residential property in Manhattan Beach, CA which expires June 30, 2020. The monthly rental payment is $6,500 as of June 30, 2017 and escalates to $6,825 effective June 1, 2019.

Throughout the year ended June 30, 2016 and up to January 2017 the Company leased shared office space from a related party in Gilbert, Arizona, on a month-to-month basis. The monthly rent was charged to the Company on a discretionary basis, averaging $900 per month. Effective January 2017, the Company entered into a month-to-month operating lease agreement for office space in the same building. Rent under this agreement is $900 per month.

The future minimum rental payments under the non-cancelable lease agreement at June 30, 2017 are as follows:

Year Ending June 30,	Amount
2018	$78,000
2019	78,325
2020	81,900
Thereafter	-
Total	$238,225

Total rent expense was $79,803 and $11,528 for the years ended June 30, 2017 and 2016, respectively.

Legal Matters
The Company may, from time to time, be involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

As of June 30, 2017, June 30, 2016 and as of the date of these financial statements, the Company was not a party to any legal proceedings.

Indemnification
Under its Bylaws, the Company has agreed to indemnify its Directors, Officers, Members and Affiliates of a Member, and any Representative of a Member and its Affiliates, and any employee of the Company and its Affiliates (collectively “Covered Persons”) for certain events or occurrences arising as a result of the Covered Persons serving in such capacity, that require the Company, subject to certain exceptions, to indemnify the Covered Persons to the fullest extent authorized or permitted by its Operating Agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is de minimis and has no liabilities recorded for these agreements as of June 30, 2017 and 2016.

6. STOCKHOLDERS’ EQUITY (DEFICIT)

(a) Common Shares
The Company had 100 million authorized common shares at June 30, 2017 and 2016. There were 58,325,000 and 40,000,000 shares of common stock outstanding on June 30, 2017 and 2016, respectively. There are no common shares reserved for future issuance.

In November 2016, the Company’s wholly-owned subsidiary, MJW Media, Inc., merged with MJW Media, LLC (“Media LLC”), a related party Arizona limited liability company, with MJW Media, Inc. being the surviving entity. Additionally, the Company’s other wholly-owned subsidiary, MJW Music, Inc., merged with MJW Music, LLC (“Music LLC”), a related party Arizona limited liability company, with MJW Music, Inc. being the surviving entity. In exchange for Media LLC and Music LLC’s membership interests, the Company issued a total of 8,000,000 shares of its common stock to the former members of Media LLC and Music LLC. Based on the common ownership among these entities, the mergers were recorded at historical book value. The book value of the assets and liabilities that were acquired through the mergers of Media LLC and Music LLC as of June 30, 2016 were as follows:

Cash	$61
Accounts receivable	233,050
Due from related parties	2,764
Development costs	80,000
Due to related parties	(5,141)
Accounts payable	(49,000)
Accrued payroll taxes	(2,873)
Accrued interest	(8,396)
Note payable	(20,000)
Related party notes payable	(78,440)
APIC	(60,000)
Net assets	$92,025

In October 2016 the Company entered into a note payable agreement with an existing shareholder and board member for the amount of $25,000. The note was originally set to mature in October 2017; however in December 2016 the Company and shareholder agreed to convert the loan balance to shares of the Company’s common stock at a rate of $0.25 per share for a total of 100,000 shares.

In January 2017, the Company issued 225,000 shares of common stock to three existing shareholders and board members for compensation for their services during fiscal 2017. The shares were valued at the fair value amount of $0.25 per share which amounted to a total of $56,250 and were recorded as stock compensation expense in the year ended June 30, 2017.

On June 30, 2017 the Company issued 10 million shares of common stock to two existing shareholders and board members at a price of $.006 per share for services rendered to the Company during the year ended June 30, 2017. The shares were issued as a discount to the then market price of $0.25 a share which resulted in additional stock compensation expense of $2,440,000.

(b) Preferred Shares
The Company had 15 million authorized preferred shares at June 30, 2017 and 2016. The shares can be converted into shares of the Company’s common stock at a rate of one to one. The preferred shares also pay a dividend of 10% annually that is to be paid on a quarterly basis. There were 3,980,000 and 840,000 shares of preferred stock outstanding on June 30, 2017 and 2016 respectively. There are no preferred shares reserved for future issuance.

In April 2016, the Company sold a total of 840,000 shares of convertible preferred shares to a board member. The shares were valued at their fair value of $0.25 per share for a total purchase price of $210,000. As of June 30, 2016 the Company has received a total of $90,000 towards the purchase price, and the remaining $120,000 is recorded as a stock subscription receivable. As of June 30, 2017 the Company had received the full purchase price.

In January 2017 the Company sold a total of 140,000 shares of convertible preferred shares to two existing shareholders. The shares were valued at their fair value of $0.25 per share for a total purchase price of $35,000.

On June 29, 2017 the Company issued 200,000 shares of convertible preferred stock to certain existing shareholders and board members for compensation for their services during fiscal 2017. The shares were valued at the fair value amount of $0.25 per share which amounted to a total of $50,000 and were recorded as stock compensation expense in the year ended June 30, 2017.

On June 30, 2017 the Company sold a total of 2,800,000 shares of convertible preferred shares to two existing shareholders and board members. The shares were valued at their fair value of $0.25 per share for a total purchase price of $700,000. As of June 30, 2017 the Company has received a total of $200,000 towards the purchase price, and the remaining $500,000 is recorded as a stock subscription receivable.

(c) Dividends
For the year ended June 30, 2017 and 2016, the Company accrued a total of $32,392 and $1,619, respectively, in dividends owed to the preferred shareholders. No dividends were paid during the years ended June 30, 2017 and 2016.

(d) Subsidiary Membership Interests
During the year ended June 30, 2017, an existing shareholder and board member contributed a total of $150,000 in exchange for a minor interest in one of the Company’s subsidiaries, Child Support Productions LLC.

7. RELATED PARTY TRANSACTIONS

As of June 30, 2017 and 2016 four separate related party entities owed the Company a total of $20,584 and $2,784, respectively, for funds advanced by the Company. The amounts are due on demand and do not bear interest.

As of June 30, 2017 and 2016 the Company owed its CEO a total of $15,681 and zero, respectively, for reimbursement of expenses related to the business of the Company. In addition, the Company owed a total of $211 at both June 30, 2017 and 2016 to an entity controlled by its CEO, for an advance made to the Company.

As of June 30, 2017 and 2016 the Company owed its CFO a total of $3,501 and $961, respectively, for funds advanced to the Company and reimbursement of expenses related to the business of the Company.

As of June 30, 2017 and 2016 the Company owed a related party entity a total of $1,000 and zero, respectively, for funds advanced to the Company. The amount is due on demand and bears no interest.

8. INCOME TAXES

The Company is subject to federal and state income tax. No provision for tax has been made at June 30, 2017 and 2016 as the Company had no taxable income for both periods. The following table reconciles the Company’s statutory tax rate to its effective tax rate as a percentage of income before income taxes:

	For the Years Ended June 30,
	2017	2016
U.S. statutory rate	34.0%	34.0%
Valuation allowance	-34.0%	-34.0%
Effective tax rate	0.0%	0.0%

The components of the Company’s deferred income tax assets are set forth below:

	As of the Years Ended June 30,
	2017	2016
Deferred tax asset:
Net operating loss	$1,167,538	$39,419
Less: valuation allowance	(1,167,538)	(39,419)
Net deferred tax assets	$-	$-

The Company has net taxable operating loss carryforwards of approximately $3.4 million as of the year ended June 30, 2017, which expire starting in 2029. Management is uncertain whether the Company will generate sufficient taxable statutory income in the near future and it is more likely than not that none of the deferred tax asset will be realized. Therefore, a full valuation allowance has been established for deferred income taxes as of both June 30, 2017 and 2016.

9. GOING CONCERN

The accompanying consolidated and combined financial statements have been prepared assuming that the Company will continue as a going concern. For the years ended June 30, 2017 and 2016, cash flows from operating activities were not sufficient to support its operations. For the years ended and as of June 30, 2017 and 2016 the Company had incurred a net loss of $3,321,309 and $144,711, respectively, and had an accumulated deficit of $3,423,410 and $71,328, respectively.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans to ensure the Company continues as a going concern include the pay-down of outstanding debt of the Company using proceeds from the revenues generated from the film titled The Manuscript which is currently in pre-production and is expected to start production January 4, 2018; see note #10. The projected revenue generated from that movie is expected to be adequate to fund the Company’s operations into the foreseeable future.

While the Company continues to produce new film assets, adverse changes in market conditions or limits on the Company’s ability to obtain financing could limit the Company’s production of new films. The impact of such eventualities could influence future operations of the Company.

10. SUBSEQUENT EVENTS

On July 7, 2017 the Company formed a wholly-owned subsidiary of MJW Media, Inc., The Manuscript Productions, LLC, to produce a feature length film entitled The Manuscript. The Financing and Co-Production Agreement to produce the film was signed on February 21, 2017. The film will have an approximate budget of $22 million.

Agreements have been reached with movie acting veteran to star in the film, and a well-known director to direct the film. The film is in the pre-production stage as of the date of these financial statements, and it is expected to start production on or about January 4, 2018 in New Orleans, Louisiana.

In connection with the production of the film that Company has expended approximately $2.3 million in production related costs as of the date of these financial statements. Funding for such expenditures was provided by interim production loans from board members and an existing investor in the Company.

In August 2017, the Company negotiated four short term financing notes with related parties. The negotiated terms as of the date of these financial statements are as follows:
1.
The first note is for a principal amount of $250,000. Interest on this note will be a flat 20% if paid by February 8, 2018. If the note is not paid by February 8, 2018 the noteholder will receive the full 20% interest payment, plus 5% per month interest from February 8, 2018 until the note and accrued interest is paid in full.

2.	The second note is for a principal amount of $40,000. Interest on this note will be a flat 20% and the full principal and interest will be due in August 2018.

3.	The third note is for a principal amount of $25,000. Interest on this note will be a flat 20% and the full principal and interest will be due in August 2018.

4.
The fourth note is for approximately $1,995,000 as of the date of these financials. Interest on this note will be a flat 20%. In addition, the Company expect the terms of the note to include a clause whereby the noteholder will receive 10% of the Company’s gross income from the movie The Manuscript. If the note is not paid by February 8, 2018 the noteholder will receive the 20% interest payment, plus 5% per month interest from February 8, 2018 until the note and accrued interest is paid in full and the percentage participation in total income from the The Manuscript will increase to 50%.

ESCONDIDO INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2017 AND JUNE 30, 2017

	December 31,	June 30,
	2017	2017
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash	$5,588	$203
Accounts Receivable, Related Parties	112,436	112,436
Other Receivable	266,800	-
Employee Advances	1,474	47,109
Due from Related Parties	37,678	20,584
Prepaid Expenses	-	25,000
Total Current Assets	423,976	205,332

OTHER ASSETS:
Development Costs	3,612,366	151,945
Deposits	10,000	10,000
Other Asset	-	181
Total Other Assets	3,622,366	162,126

TOTAL ASSETS	$4,046,342	$367,458

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable	$296,845	$77,735
Credit Cards Payable	48,892	20,868
Accrued Salaries	105,769	48,000
Payroll Taxes Payable	160,035	66,238
Accrued Interest	619,840	12,552
Accrued Preferred Stock Dividends	69,511	32,392
Due to Related Parties	1,211	20,393
Note Payable	20,000	20,000
Current Portion of Long-Term Notes Payable, Related Parties	1,318,875	88,465
Total Current Liabilities	2,640,978	386,643

LONG-TERM LIABILITIES:
Notes Payable, Related Party	27,475	27,475

TOTAL LIABILITIES	2,668,453	414,118

STOCKHOLDERS' EQUITY:
Common Stock, Par Value $0.001	62,525	58,325
Preferred Stock, Par Value $0.001	-	3,980
Additional Paid In Capital	6,180,135	3,814,445
Stock Subscription Receivable	(110,000)	(500,000)
Accumulated Deficit	(4,754,771)	(3,423,410)
Total Stockholders' (Deficit) Equity	1,377,889	(46,660)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,046,342	$367,458

ESCONDIDO INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2017 AND 2016

	Three months ended, December 31	Three months ended, December 31	Six months ended, December 31	Six months ended, December 31
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$1,629	$-	$2,169	$-

OPERATING EXPENSES:
General and Administrative Expenses	838,275	196,141	1,287,501	359,431

LOSS FROM OPERATIONS	(836,646)	(196,141)	(1,285,332)	(359,431)

OTHER INCOME / (EXPENSE):
Interest Expense	(7,282)	(275)	(8,910)	(420)

NET LOSS	$(843,928)	$(196,416)	$(1,294,242)	$(359,851)

Basic and Diluted Loss Per Share	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Weighted Average Shares Outstanding	60,470,652	48,032,609	59,397,826	48,016,304

ESCONDIDO INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEAR ENDED JUNE 30, 2017 (Audited) AND THE SIX MONTHS ENDED DECEMBER 31, 2017 (Unaudited)

	Common Stock			Preferred Stock
	Shares	Amount (Par Value $0.001)	Common Stock additional Paid In Capital	Shares	Amount (Par Value $0.001)	Preferred Stock Additional Paid In Capital	Stock Subscription Receivable	Retained Earnings (Accumulated Deficit)	Total
Balance June 30, 2016	48,000,000	$48,000	$52,000	840,000	$840	$209,160	$(120,000)	$(71,328)	$118,672
Cash received for stock subscription	-	-	-	-	-	-	120,000	-	120,000
Issuance of stock for cash, net of offering costs	10,000,000	10,000	50,000	2,940,000	2,940	732,060	(500,000)	-	295,000
Stock recorded as compensation	-	-	2,440,000	-	-	-	-	-	2,440,000
Stock issued as compensation	225,000	225	56,025	200,000	200	49,800	-	-	106,250
Shares issued to retire debt	100,000	100	24,900	-	-	-	-	-	25,000
Contributions	-	-	200,500	-	-	-	-	-	200,500
Dividends	-	-	-	-	-	-	-	(30,773)	(30,773)
Net loss	-	-	-	-	-	-	-	(3,321,309)	(3,321,309)
Balance June 30, 2017	58,325,000	$58,325	$2,823,425	3,980,000	$3,980	$991,020	$(500,000)	$(3,423,410)	$(46,660)
Cash received for stock subscription	-	-	-	-	-	-	420,000	-	420,000
Issuance of stock for cash, net of offering costs	220,000	220	54,780	-	-	-	(30,000)	-	25,000
Warrants issued as compensation	-	-	539,123	-	-	-	-	-	539,123
Warrants issued with debt	-	-	1,771,787	-	-	-	-	-	1,771,787
Conversion of stock	3,980,000	3,980	991,020	(3,980,000)	(3,980)	(991,020)	-	-	-
Dividends	-	-	-	-	-	-	-	(37,119)	(37,119)
Net loss	-	-	-	-	-	-	-	(1,294,242)	(1,294,242)
Balance December 31, 2017	62,525,000	$62,525	$6,180,135	-	$-	$-	$(110,000)	$(4,754,771)	$1,377,889

ESCONDIDO INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31,

	Six months ended December 31	Six months ended December 31
	2017	2016
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,294,242)	$(359,851)
Adjustments to Reconcile Net Loss
to Net Cash Provided by (Used in) Operations:
Equity-based Compensation	539,123	-
Change in Operating Assets and Liabilities:
Accounts Receivable, Related Parties	-	62,714
Other Receivable	(266,800)	-
Employee Advances	45,635	(6,455)
Due from Related Parties	(17,094)	(13,600)
Prepaid Expenses	25,000	-
Other Assets	181	(2,187)
Accounts Payable	219,110	(2,043)
Credit Cards Payable	28,024	3,501
Accrued Salaries	57,769	-
Payroll Taxes Payable	93,797	-
Accrued Interest	607,288	-
Dividends payable	37,119	-
Due to Related Parties	(19,182)	18,306
Net Cash Used in Operations	55,728	(299,615)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in projects in development	(3,460,421)	(30,295)
Net Cash Used in Investing Activities	(3,460,421)	(30,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Notes Payable, Related Parties	3,089,717	25,000
Repayments of Notes Payable, Related Parties	(87,520)	-
Cash Contributions to Subsidiary (prior to merger)	-	200,500
Proceeds from Sale of Common Stock	25,000	-
Payments Against Subscription Receivable	420,000	120,000
Dividends	(37,119)	-
Net Cash Provided by Financing Activities	3,410,078	345,500

NET INCREASE IN CASH	5,385	15,590

CASH, BEGINNING OF YEAR	203	62

CASH, END OF PERIOD	$5,588	$15,652

Cash Paid During The Year For:
Interest	$50,000	$-
Income Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock Subscription Receivable for Sale of Preferred Stock	$30,000	$-
Note Payable Converted Into Common Stock	$-	$25,000
Issuance of Common Stock in Subsidiary Merger Transactions	$-	$8,000
Preferred Stock converted to Common Stock	$3,980	$-
Warrants Issued with Debt	$1,771,787	$-

Escondido Innovations, Inc.
Notes to Condensed Consolidated Financial Statements
December 31, 2017 and 2016

1. DESCRIPTION OF BUSINESS

These statements should be read in conjunction with our consolidated financial statements and notes thereto included in our Series 10 filing for the year ended June 30, 2017. The operating results for the three months and the six months ending and cash flows for the six-month period ended December 31, 2017 are not necessarily indicative of the results that will be achieved for the full fiscal year ending June 30, 2018 or for future periods.

The accompanying condensed consolidated financial statements have been prepared without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in our opinion, necessary for a fair statement of the financial position and the results of operations for the interim periods. The statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such SEC rules and regulations.

The balance sheet at June 30, 2017 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

Nature of Operations
Escondido Innovations, Inc. (the “Company”) was organized in Delaware on July 10, 2007 following a Plan of Reorganization issued by the U.S. Bankruptcy Court for the District of Arizona following Chapter 11 proceedings involving debtor Integrated Information Systems, Inc.

In November 2016, the Company formed three wholly-owned subsidiaries in the State of Delaware – MJW Media, Inc. (“Media”), MJW Music, Inc. (“Music”), and MJW Television Inc. (“TV”). In November 2016, Media merged with MJW Media, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with Media being the surviving entity, and Music merged with MJW Music, LLC, a related party (through common ownership/management) Arizona limited liability company formed in 2013, with Music being the surviving entity. As of December 31, 2017, TV had no operations or account balances.

MJW Media LLC had two wholly-owned subsidiaries: Matefinder Productions LLC (“Matefinder”), an Arizona limited liability company formed in January 2016, and Child Support Productions LLC (“Child Support”), an Arizona limited liability company formed in February 2016. These wholly-owned subsidiaries are now subsidiaries of MJW Media Inc. In March 2017, MJW Media Inc. formed a new wholly-owned subsidiary in the State of Arizona – Clara Bow Productions LLC (“Clara Bow”). During July 2017, MJW Media Inc. formed a wholly-owned subsidiary in the State of Arizona – The Manuscript Productions, LLC and during September 2017 formed a wholly-owned subsidiary in the State of Louisiana - Manuscript Movie, LLC, (“Manuscript”). As of December 31, 2017, Clara Bow had no operations or account balances.

Principal Products
The business of the Company is to operate our three subsidiaries, MJW Media Inc., MJW Music Inc. and MJW Television Inc. Media and TV intend to produce, distribute, and market feature-length films, television series and mini-series, and television movies, from initial creative development through principal photography, postproduction, distribution, and ancillary sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
 Basis of Preparation
These consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

(b)
Principles of Consolidation
The financial statements of Escondido Innovations, Inc. represent the consolidation of Escondido Innovations, Inc. and its wholly-owned subsidiaries. Based on the common ownership among these entities, the acquisitions were recorded at historical book value. The consolidated financial statements include the accounts and transactions of the following entities:

a.
Escondido Innovations, Inc.
b.
MJW Media, Inc., and its subsidiaries, Matefinder Productions LLC, Child Support Productions LLC, Manuscript Movie LLC and The Manuscript Productions LLC.
c.
MJW Music, Inc.

All significant intercompany accounts and transactions have been eliminated in the consolidation.

(c)
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements,and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs for investment in films and television programs; estimates of sales returns and other allowances and provisions for doubtful accounts; fair value of equity-based compensation; income taxes; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments, and intangible assets. Actual results could differ from such estimates.

(d)
Revenue Recognition
The Company records revenue when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; fees for the arrangement are fixed or determinable; and collectability is reasonably assured.

Film and Television Program Revenue
The Company currently plans on recognizing future film and television program revenues as follows:
Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company's participation in box office receipts. Revenue from the sale of DVDs and Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, including digital and electronic-sell-through ("EST") arrangements, such as download-to-own, download-to-rent, video-on-demand and subscription video-on-demand, revenue is recognized when the Company is entitled to receipts and such receipts are determinable. Revenues from television or digital licensing for fixed fees are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on the Company's assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on the Company's assessment of the relative fair value of each title.

Producer Fee Revenue
Producer fees are recognized when the services have been performed. If upon receipt of the fees all services have not been provided, the fees will be deferred and recognized as the services are performed.

Music Revenue
Music revenues are recognized when the musical content has been delivered to the customer.

(e)
Cash and Cash Equivalents
Cash and cash equivalents include cash deposits at financial institutions and investments that have maturities of three months or less at the date of purchase. As of December 31, and June 30, 2017, the Company had no cash equivalents.

(f)
Accounts Receivable
Accounts receivable are stated at the amount the Company expects to collect. The carrying amount of gross accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances to determine if an allowance is necessary based on the available facts and circumstances, credit-worthiness, past transaction history with the customer, and current economic industry trends. These specific reserves are re-evaluated and adjusted as additional information is received that impacts the amount reserved.

The allowance for doubtful accounts was zero at both December 31 and June 30, 2017.

(g)
Film, Television Programs, and Music Production Costs
Film, television program, and music production costs are capitalized in accordance with ASC 926 Entertainment - Films. The capitalized amount is stated at the lower of cost, less accumulated amortization, or fair value. These costs represent capitalized costs for the production of films and other entertainment projects. In addition to the films, television programs and music being produced, costs of productions in development are capitalized as development costs and are transferred to production costs when the project is set for production. Films, television programs and music in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects, as well as amounts paid to musical artists. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Once a project is released to consumers, the capitalized costs are amortized on an individual project basis in the proportion that the current revenue for each project bears to the estimated remaining unrecognized revenue to be received from all sources for each project as of the beginning of the current year. Revenue and cost forecasts are periodically reviewed by management and revised when warranted.

The carrying value of the film costs are reviewed for impairment each reporting period on a project-by-project basis. If events or changes in circumstance indicate that the fair value of the capitalized costs on a specific project is less than its carrying value, an impairment charge is recognized in the amount by which the unamortized costs exceed the project’s fair value.

The Company has not completed any projects as of December 31, 2017 and, accordingly, has not recognized any impairment charge.

The Company had three feature films and several music projects in development as December 31, 2017. The Development Costs to date are as follows:

Amount
Balance at July 1, 2016	$80,000
Additions	71,945
Refunds/Reductions	-
Transferred to Production Costs	-
Expensed	-
Balance at June 30, 2017	151,945
Additions	3,754,923
Refunds/Reductions	(294,502)
Transferred to Film Costs	-
Expensed	-
Balance at December 31, 2017	$3,612,366

(h)
Income Taxes
The provision for income taxes is computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. The effect on future tax assets and liabilities of a change in tax rates is recognized in the period that substantive enactment occurs. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017. Accordingly, for the period ended December 31, 2017, the Company has calculated its deferred taxes based on the newly enacted tax rate of 21%.

In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant taxing authority would “more likely than not” sustain the position following an audit. Management believes that all of the positions taken on its federal and state income tax returns would more likely than not be sustained upon examination. The Company’s tax returns for 2016, 2015, 2014, and 2013 are subject to possible federal and state examination, generally for three years after they are filed for federal and four years after they are filed for state.

(i)
Share-Based Compensation
Employee and board member share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

(j)
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per common share is calculated by dividing net loss by the weighted average number of common and common equivalent shares, such as the convertible preferred stock, outstanding for the period. We had net losses for the three and six months ended December 31, 2017 and 2016, and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purposes of calculating earnings per share. Accordingly, all shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the three months ended December 31, 2017 and 2016 as well as the six months ended December 31, 2017 and 2016. Total common stock equivalents that could be convertible into common stock were 31,400,000 as of December 31, 2017 , and 840,000 as of December 31, 2016.

(k)
Fair Value of Financial Instruments
The Company’s financial instruments include cash, accounts receivable, employee advances, due from related parties, prepaid expenses, development costs, deposits, accounts payable, credit cards payable, accrued expenses, and due to related parties. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments. The carrying value of short and long-term debts approximates fair value because those financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality.

(l)
Recent Accounting Pronouncements

ASU 2014-09 Revenue Recognition: In May 2014, the Financial Accounting Standards Board ("FASB") issued an accounting standard update relating to the recognition of revenue from contracts with customers, which will supersede most current U.S. GAAP revenue recognition guidance, including industry-specific guidance. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Based on the current guidance, the new framework will become effective on either a full or modified retrospective basis for the Company on July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2015-17 Income Taxes – Balance Sheet Classification of Deferred Taxes: In November 2015, the FASB issued the guidance related to the presentation of deferred taxes on the balance sheet. The amendments under the new guidance require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-01 Recognition and Measurement of Financial Instruments: In January 2016, the FASB issued new guidance that addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other provisions, the new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. For investments without readily determinable fair values, entities have the option to either measure these investments at fair value or at cost adjusted for changes in observable prices minus impairment. The guidance is effective for the Company's fiscal year beginning July 1, 2018. Early adoption is not permitted, except for certain provisions relating to financial liabilities. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-02 Accounting for Leases: In February 2016, the FASB issued guidance on accounting for leases which requires lessees to recognize most leases on their balance sheets for the rights and obligations created by those leases. The new guidance also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company's fiscal year beginning July 1, 2019, with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-07 Equity Method of Accounting: In March 2016, the FASB issued guidance that changes the requirements for equity method accounting when an investment qualifies for use of the equity method as a result of an increase in the investor’s ownership interest in or degree of influence over an investee. The guidance (i) eliminates the need to retroactively apply the equity method of accounting upon qualifying for such treatment, (ii) requires that the cost of acquiring the additional interest in an investee be added to the basis of the previously held interest and (iii) requires that unrealized holding gains or losses for available-for-sale equity securities that qualify for the equity method of accounting be recognized in earnings at the date the investment becomes qualified for use of the equity method of accounting. The guidance is effective for the Company's fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-09 Employee Share-Based Payment Accounting: In March 2016, the FASB issued amended guidance related to employee share-based payment accounting. The guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled, to be implemented on a prospective basis. The guidance also requires presentation of excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity, and can be applied retrospectively or prospectively. The guidance increases the amount companies can withhold to cover income taxes on awards without triggering liability classification for shares used to satisfy statutory income tax withholding obligations and requires application of a modified retrospective transition method. The guidance is effective for the Company's fiscal year beginning July 1, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-15 Classification of Certain Cash Receipts and Cash Payments: In August 2016, FASB issued the guidance intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The guidance is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-16 Intra-Entity Transfers of Assets Other Than Inventory: In October 2016, the FASB issued guidance that requires immediate recognition of income tax consequences of intercompany asset transfers, other than inventory transfers.  Existing GAAP prohibits recognition of income tax consequences of intercompany asset transfers whereby the seller defers any net tax effect and the buyer is prohibited from recognizing a deferred tax asset on the difference between the newly created tax basis of the asset in its tax jurisdiction and its financial statement carrying amount as reported in the consolidated financial statements.  The guidance specifically excludes from its scope intercompany inventory transfers whereby the recognition of tax consequences will take place when the inventory is sold to third parties. The guidance is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-17 Consolidation – Interests Held through Related Parties That Are under Common Control: In October 2016, the FASB issued guidance that amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Under the amendments, a single decision maker is not required to consider indirect interests held through related parties that are under common control with the single decision maker to be the equivalent of direct interests in their entirety. Instead, a single decision maker is required to include those interests on a proportionate basis consistent with indirect interests held through other related parties. The guidance is effective for the Company’s fiscal year beginning July 1, 2017, with early adoption permitted The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2016-18 Statement of Cash Flows – Restricted Cash: In November 2016, the FASB issued guidance that requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance will be applied retrospectively and is effective for the Company’s fiscal year beginning July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-01 Clarifying the Definition of a Business: In January 2017, the FASB issued guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. If substantially all of the fair value is concentrated in a single asset or a group of similar assets, the acquired set is not a business. If this is not met, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. Determining whether a set constitutes a business is critical because the accounting for a business combination differs significantly from that of an asset acquisition. The guidance is effective for the Company’s fiscal year beginning July 1, 2018. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-08 Receivables – Nonrefundable Fees and Other Costs: In March 2017, the FASB issued guidance which shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. The amendments are effective for the Company’s fiscal year beginning July 1, 2020, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-09 Stock Compensation – Scope of Modification Accounting: In May 2017, the FASB issued guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The guidance will allow companies to make certain changes to awards, such as vesting conditions, without accounting for them as modifications. It does not change the accounting for modifications. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for the Company’s fiscal year beginning July 1, 2018, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

ASU 2017-11 Earnings Per Share, Distinguishing Equity from Liabilities and Derivatives and Hedging: In July 2017, the FASB issued guidance which addresses the complexity of accounting for certain financial instruments with down-round features and finalizes pending guidance related to mandatorily redeemable non-controlling interests. Under the guidance, when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down-round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The guidance is effective for the Company’s fiscal year beginning July 1, 2019, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this new guidance will have on its consolidated financial statements.

3. NOTE PAYABLE

In March 2016, the Company entered into a note payable agreement for the amount of $20,000. The note required a flat 20% interest to be paid in addition to the principal amount. The note is due on demand and had a balance of $20,000 at both December 31 and June 30, 2017. Total accrued interest for this note is $4,000 as of both December 31 and June 30, 2017.

4. RELATED PARTY DEBT

Related party debt consisted of the following:

	December 31, 2017	June 30, 2017
Unsecured Promissory Note Payable to a related party, dated June 30, 2016 and due June 30, 2019. The Note has stated interest rate of 4% per annum.	$27,475	$27,475

Unsecured Promissory Note Payable to a related party, dated June 30, 2015 and due June 30, 2018. The Note has stated interest rate of 4% per annum.	5,045	5,045

Unsecured Promissory Note Payable to a related party, dated June 30, 2014 and originally due June 30, 2017; the Note was amended to extend the maturity date to June 30, 2018. The Note has stated interest rate of 4% per annum.	29,930	29,930

Unsecured Balloon Note Payable to a shareholder, dated March 16, 2017 and originally due September 15, 2017; the Note was amended to extend the maturity date to April 15, 2018. The Note has a stated interest rate of 8% per annum.	12,500	12,500

Unsecured Loan from a shareholder and board member originating in June 2017 and due on demand. The loan bears interest at a rate of 8% per annum.	25,000	25,000

Unsecured Demand Note Payable to a related party dated January 22, 2016. The Note has stated interest rate of 8% per annum.	6,390	14,990

Unsecured amount due to a related party due on demand. The loan bears no interest.	1,000	1,000

Unsecured Note to related party. Funded August, 29, 2017 and due December 28, 2018. Fixed interest of $50,000 with additional interst due at 2.5% per month if unpaid on or before March 28, 2018.	200,000	-

Secured Note to related party. Due December 28, 2018. Fixed interest of $599,159 with additional interest due at 2.5% per month if unpaid on or before March 28, 2018. Secured by all rights and interests in the film "The Manuscript".	2,745,797	-

Unsecured Balloon Note to related party due August 9, 2018. The note has a fixed interest rate at $5,000.	25,000	-

Unsecured Balloon Note to related party due August 9, 2018. The note has a fixed interest rate at $8,000.	40,000	-

Total	3,118,137	115,940
Less: Debt discount	1,771,787	-
Less: Current Portion	1,318,875	88,465
Long-Term Portion of Related Party Debt	$27,475	$27,475

The Company recorded a total of $6,502 and $276 in interest expense associated with the above related party debt for the three months ended December 31, 2017 and 2016, respectively. The Company recorded a total of $8,130 and $420 in interest expense associated with the above related party debt for the six months ended December 31, 2017 and 2016, respectively. A total of $649,159 and zero was recorded as capitalized interest during the six months ended December 31, 2017 and 2016, respectively. No interest was capitalized during the three months ended December 31, 2017 or 2016. Total accrued interest for the above related party debt was $615,840 and $8,552 at December 31, 2017 and June 30, 2017, respectively.

During the quarter ended December 31, 2017, the Company issued warrants to certain individuals for serving as a lender (through STADSC, LLC) or a guarantor of debt. The fair value of these warrants was recorded as a debt discount in the total amount of $1,771,787. See note 6 for further discussion on the warrants issued.

5. COMMITMENTS AND CONTINGENCIES

Lease Commitments
The Company has two operating leases for office space in Arizona and for a residential in California.

In August 2016, the Company began leasing a residential property in Manhattan Beach, CA to offset travel expenses of company employees related to lodging and meals while conducting business in the Los Angeles area. The terms were month-to-month with rent set at $6,500 per month. The Company leased this residential property through May 2017. Effective June 1, 2017 the Company entered into a non-cancelable operating lease for a different residential property in Manhattan Beach, CA which expires June 30, 2020. The monthly rental payment is $6,500 as of September 30, 2017 and escalates to $6,825 effective June 1, 2019.

Throughout the year ended June 30, 2016 and up to January 2017 the Company leased shared office space from a related party in Gilbert, Arizona, on a month-to-month basis. The monthly rent was charged to the Company on a discretionary basis, averaging $900 per month. Effective January 2017, the Company entered into a month-to-month operating lease agreement for office space in the same building. Rent under this agreement is $900 per month.

The future minimum rental payments under the non-cancelable lease agreement at December 31, 2017 are as follows:

Year Ending June 30,	Amount

2018	$39,000
2019	78,325
2020	81,900
Thereafter	-
Total	$199,225

Total rent expense was $21,780 and $17,184 for the three months ended December 31, 2017 and 2016, respectively. Total rent expense was $45,699 and $39,692 for the six months ended December 31, 2017 and 2016, respectively.

Other Commitments
Under the Company’s secured note payable to a related party, in the principal amount of $2,745,797 (see note 4), the noteholder will receive 50% of the Company’s net profit participation in the movie The Manuscript. In the event that the principal and interest balances are paid in full by March 28, 2018, the Company will have the right to acquire 40% of the 50% net profit participation ownership for a purchase price of $4,000,000.

In January 2018 the Company terminated an agreement with a director of its movie The Manuscript. The Company is in final negotiation in settling any potential financial obligation it may have to this director or potential refund it will receive from prior payments made to the director. As of the date of these financial statements, the Company expects to receive a refund of $266,800. That amount has been recorded as an other receivable in the accompanying consolidated balance sheet as of December 31, 2017.

In February 2018, through its subsidiary The Manuscript Productions, LLC, entered into an Attachment/Hold Agreement with a replacement director. The director will be paid $2,000,000 for his services, of which $250,000 was paid upon execution of the agreement and $250,000 is due on April 30, 2018, subject to additional extended due dates. The remaining portion is due upon achieving certain milestones during the film production process. The director is also entitled to receive 7.5% of the net profits of the film as well as various bonuses in the event the film reaches certain box office milestones or is nominated for or wins certain awards.

The Company has an agreement with an actor in its movie The Manuscript. As of January 31, 2018 a payment of $1,250,000 is due to the actor. As of the date of these financial statements the payment has not been made and an accrual has not been made for the amount due. The Company has extended the pre-production restart of the movie from January 2018 to April 2018 and while it does not have a written agreement to do so, it expects the payment date requirement to also be extended to April 2018.

Legal Matters
The Company may, from time to time, be involved in legal proceedings, regulatory actions, claims and litigation arising in the ordinary course of business. These matters are not expected to have a material adverse effect upon the Company’s financial statements.

As of December 31 and June 30, 2017, and as of the date of these financial statements, the Company was not a party to any legal proceedings.

Indemnification
Under its Bylaws, the Company has agreed to indemnify its Directors, Officers, Members and Affiliates of a Member, and any Representative of a Member and its Affiliates, and any employee of the Company and its Affiliates (collectively “Covered Persons”) for certain events or occurrences arising as a result of the Covered Persons serving in such capacity that require the Company, subject to certain exceptions, to indemnify the Covered Persons to the fullest extent authorized or permitted by its Operating Agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is de minimis and has no liabilities recorded for these agreements as of December 31 and June 30, 2017.

6. STOCKHOLDERS’ DEFICIT

(a) Common Shares
The Company had 100 million authorized common shares at December 31 and June 30, 2017. There were 62,525,000 and 58,325,000 shares of common stock outstanding on December 31 and June 30, 2017, respectively. A total of 31,400,000 common shares reserved for future issuance under warrant agreements.

(b) Preferred Shares
The Company had 15 million authorized preferred shares at December 31 and June 2017. The shares can be converted into shares of the Company’s common stock at a rate of one to one. The preferred shares also pay a dividend of 10% annually that is to be paid on a quarterly basis. There were 3,980,000 shares of preferred stock outstanding on June 30, 2017. All preferred shares outstanding at June 30, 2017 converted to common shares upon the original filing of the Form 10 on November 14, 2017. There are no preferred shares outstanding at December 31, 2017. There are no preferred shares reserved for future issuance.

(c) Dividends
For the three months ended December 31, 2017 and 2016 the Company accrued a total of $12,040 and zero, respectively, in dividends owed to the preferred shareholders. For the six months ended December 31, 2017 and 2016 the Company accrued a total of $37,119 and zero, respectively, in dividends owed to the preferred shareholders. No dividends have been paid as of December 31, 2017.

(d) Warrants
On December 22, 2017 the Company issued two warrants to purchase a total of 20,000,000 common shares in connection with debt owed to certain related parties. The fair market value of the warrants was estimated at the date of grant to be $3,597,892, and was calculated using the Black-Scholes Option Pricing Model with the following weighted-average assumptions: risk free rate of 2.48%, stock price $0.25, exercise price $0.25, expected volatility of 63.06%, no expected dividend yields, and expected contractual term of 10 years. The proceeds received from the related parties was allocated to the debt and warrants based on their relative fair value; a total of $1,557,308 of the proceeds was allocated to these warrants and was recorded as a debt discount as of December 31, 2017. See note 4.

On December 28, 2017 the Company issued a warrant to purchase a total of 8,400,000 common shares in connection with debt owed to a related party. The fair market value of the warrants was estimated at the date of grant to be $1,509,545, and was calculated using the Black-Scholes Option Pricing Model with the following weighted-average assumptions: risk free rate of 2.43%, stock price $0.25, exercise price $0.25, expected volatility of 63.06%, no expected dividend yields, and expected contractual term of 10 years. The proceeds received from the related party was allocated to the debt and warrants based on their relative fair value; a total of $214,479 of the proceeds was allocated to these warrants and was recorded as a debt discount as of December 31, 2017. See note 4.

On December 28, 2017 the Company issued two warrants to purchase a total of 3,000,000 common as compensation to two related parties. The fair market value of the warrants was estimated at the date of grant to be $539,123, and was calculated using the Black-Scholes Option Pricing Model with the following weighted-average assumptions: risk free rate of 2.43%, stock price $0.25, exercise price $0.25, expected volatility of 63.06%, no expected dividend yields, and expected contractual term of 10 years. The fair market value of these warrants was recorded as equity compensation expense during the quarter ended December 31, 2017 and is included in the general and administrative expenses on the accompanying statement of operations.

Due to the Company’s limited operating history, the Company has based its estimates of expected volatility on a blend of similar publicly traded companies.

The intrinsic value of all the warrants outstanding is zero.

No warrants have been forfeited or exercised as of December 31, 2017.

No warrants were issued as of June 30, 2017.

7. RELATED PARTY TRANSACTIONS

As of December 31, 2017 and June 30, 2017 four separate related party entities owed the Company a total of $37,678 and $20,584, respectively, for funds advanced by the Company. The amounts are due on demand and do not bear interest.

As of December 31, 2017 and June 30, 2017 the Company owed its CEO a total of zero and $15,681, respectively, for reimbursement of expenses related to the business of the Company. In addition, the Company owed a total of $211 at both December 31, 2017 and June 30, 2017 to an entity controlled by its CEO, for an advance made to the Company.

As of December 31, 2017 and June 30, 2017 the Company owed its CFO a total of zero and $3,501, respectively, for funds advanced to the Company and reimbursement of expenses related to the business of the Company.

As of both December 31, 2017 and June 30, 2017 the Company owed a related party entity a total of $1,000 for funds advanced to the Company. The amount is due on demand and bears no interest.

8. INCOME TAXES

The Company is subject to federal and state income tax. No provision for tax has been made at December 31, 2017 or December 31, 2016 as the Company had no taxable income for either period. The following table reconciles the Company’s statutory tax rate to its effective tax rate as a percentage of income before income taxes:

	December 31, 2017	December 31, 2016
U.S. statutory rate	34.0%	34.0%
Valuation allowance	-34.0%	-34.0%
Effective tax rate	0.0%	0.0.%

The components of the Company’s deferred income tax assets are set forth below:

	As of
	December 31, 2017	June 30, 2017
Deferred tax asset
Net operating loss	$992,918	$1,167,538
Less: valuation allowance	(992,918)	(1,167,538)
Net deferred tax assets	$-	$-

The Company has net taxable operating loss carryforwards of approximately $4.7 million as of December 31, 2017, which expire starting in 2029. Management is uncertain whether the Company will generate sufficient taxable statutory income in the near future and it is more likely than not that none of the deferred tax asset will be realized. Therefore, a full valuation allowance has been established for deferred income taxes as of both December 31 and June 30, 2017.

9. GOING CONCERN

The accompanying consolidated and combined financial statements have been prepared assuming that the Company will continue as a going concern. For the three and six months ended December 31, 2017 and 2016, cash flows from operating activities were not sufficient to support its operations. For the three months ended December 31, 2017 and 2016, the Company had incurred a net loss of $843,928 and $196,416, respectively. For the six months ended December 31, 2017 and 2016, the Company had incurred a net loss of $1,294,242 and $359,851, respectively. As of December 31, 2017 and June 30, 2017, the Company had an accumulated deficit of $4,754,771 and $3,423,410, respectively.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans to ensure the Company continues as a going concern include the pay-down of outstanding debt of the Company using proceeds from the revenues generated from the film titled The Manuscript which is currently in pre-production and is expected to start production in April 2018. The projected revenue generated from that movie is expected to be adequate to fund the Company’s operations into the foreseeable future.

While the Company continues to produce new film assets, adverse changes in market conditions or limits on the Company’s ability to obtain financing could limit the Company’s production of new films. The impact of such eventualities could influence future operations of the Company.